UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Trustmark Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:
2)	Form, Schedule or Registration No.:
3)	Filing Party:
4)	Date Filed:

2017
Annual Meeting Notice & Proxy Statement

Trustmark

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2017 Annual Meeting of Shareholders of Trustmark Corporation (Trustmark) will be held as follows:

DATE AND TIME Tuesday, April 25, 2017, at 2:00 p.m. LOCATION Trustmark Conference Center Mississippi Sports Hall of Fame 1152 Lakeland Drive Jackson, Mississippi 39216

ITEMS OF BUSINESS

1)	To elect a board of 14 directors to hold office for the ensuing year or until their successors are elected and qualified.
2)	To provide advisory approval of Trustmark’s executive compensation.
3)	To provide an advisory vote on the frequency of advisory votes on Trustmark’s executive compensation.
4)	To ratify the selection of Crowe Horwath LLP as Trustmark’s independent auditor for the fiscal year ending December 31, 2017.
5)	To transact such other business as may properly come before the meeting.

RECORD DATE

Shareholders of record on March 1, 2017, are eligible to vote at the meeting in person or by proxy.

PROXY VOTING/REVOCATION

•	You are urged to vote your shares as soon as possible, whether or not you plan to attend the meeting. You may vote your shares by Internet by following the instructions on the Notice of Internet Availability or proxy card.
•	If you received a printed copy of the proxy statement, you may also vote your shares by signing and returning the enclosed proxy card in the enclosed reply envelope.
•	If you attend the meeting in person, you may revoke your proxy prior to the voting thereof. You may also revoke your proxy by following the instructions on page 2 of the proxy statement.

Granville Tate, Jr.
Secretary of the Board

March 13, 2017

GENERAL INFORMATION

Solicitation by the Board of Directors

This proxy statement is being sent on or about March 13, 2017, in connection with the solicitation by the Board of Directors of Trustmark Corporation (Trustmark) of proxies to be voted at the 2017 Annual Meeting of Shareholders (the Annual Meeting) and at any adjournment or postponement thereof for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders.

Trustmark is furnishing this proxy statement over the Internet to most shareholders to lower the cost of this solicitation, expedite receipt of this proxy statement by shareholders and help conserve natural resources. These shareholders will not receive printed copies of the proxy statement and proxy card, and instead will receive a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet. If you received a Notice of Internet Availability, for additional information please see “Availability of Proxy Materials” on page 44.

Meeting Location, Date and Time

The Annual Meeting will be held in the Trustmark Conference Center at the Mississippi Sports Hall of Fame located at 1152 Lakeland Drive, Jackson, Mississippi 39216, on Tuesday, April 25, 2017, at 2:00 p.m. To obtain directions to attend the meeting, contact the Secretary at 1-601-208-5088 or toll-free at 1-800-844-2000 (extension 5088).

Shareholders Entitled to Vote

Shareholders of record at the close of business on March 1, 2017, are entitled to notice of and to vote at the meeting in person or by proxy. On the record date, Trustmark had outstanding 68,285,387 shares of common stock.

Required Vote

A majority of the shares outstanding and entitled to vote constitutes a quorum. Each share is entitled to one vote on each proposal. Under the majority voting standard for the election of directors adopted in 2016, directors must receive a majority of the votes cast in order to be elected (that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director). For the advisory vote on the frequency of advisory votes on executive compensation, the option of every one year, every two years or every three years that receives the highest number of votes cast will be the frequency that is recommended by the shareholders. All other proposals, including the advisory vote to approve Trustmark’s executive compensation and the ratification of the selection of Crowe Horwath LLP (Crowe Horwath) as independent auditor, will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal, if a quorum is present. While abstentions and broker non-

votes are counted as shares present at the meeting for purposes of determining a quorum, they are not otherwise counted and, therefore, will have no effect on the outcome of the election of directors or any other proposal. If a nominee who is an incumbent director is not elected, and no successor is elected, such nominee must tender his or her resignation from the Board. For additional information, please see “Proposal 1: Election of Directors” on page 10.

Applicable rules determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a bank, broker or other holder of record which holds shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the beneficial owner. If a proposal is non-routine, the bank, broker or other holder of record generally may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the broker or other entity has not received voting instructions from the beneficial owner of the shares. The ratification of the selection of Crowe Horwath as independent auditor is considered a routine matter, while the election of directors, the advisory vote to approve Trustmark’s executive compensation and the advisory vote on the frequency of advisory votes on executive compensation are considered non-routine matters.

All valid proxies received by Trustmark will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated in an otherwise properly executed proxy, it will be voted FOR the director nominees named in Proposal 1, FOR advisory approval of Trustmark’s executive compensation in Proposal 2, for a frequency of every ONE YEAR for the advisory vote on executive compensation in Proposal 3, FOR ratification of the selection of Crowe Horwath as independent auditor in Proposal 4 and on all other matters in accordance with the recommendations of the Board of Directors of Trustmark.

How to Vote

Shareholders of record can vote in person at the Annual Meeting or by proxy without attending the Annual Meeting.

To vote by proxy:

(1)	Vote by Internet (instructions are on the Notice of Internet Availability or the proxy card), or
(2)	If you received a printed copy of the proxy statement, complete the enclosed proxy card, sign, date and return it in the enclosed postage-paid envelope.

If you hold your shares through a bank, broker or other holder of record, your bank, broker or agent will provide materials and instructions for voting your shares. If you hold your shares through a bank, broker or other holder of record, and you plan to vote in person at the meeting, you should contact your bank, broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting in order to vote in person.

You will receive multiple Notices of Internet Availability or printed copies of the proxy materials if you hold your shares in different ways (e.g., individually, by joint tenancy, through a trust or custodial account, etc.) or in multiple accounts. Please vote the shares represented by each Notice of Internet Availability or proxy card you receive to ensure that all of your shares are voted.

Revocation of Proxies

A shareholder of record may revoke a proxy at any time before it is voted by written notice to the Secretary, by revocation at the meeting, by delivery to the Secretary of a subsequently dated proxy card or by submitting a later vote by Internet (instructions are on the Notice of Internet Availability or the proxy card). In the case of multiple submissions regarding the same shares, the proxy with the latest date will be counted.

If you hold your shares through a bank, broker or other holder of record and you do not plan to vote in person at the Annual Meeting, you should contact your bank, broker or agent to revoke your proxy or change your vote.

Voting on Other Matters

The Board of Directors is not aware of any additional matters to be brought before the meeting. If other matters do come before the meeting, the persons named in the accompanying proxy or their substitutes will vote the shares represented by such proxies in accordance with the recommendations of the Board of Directors of Trustmark.

Cost of Proxy Solicitation

Solicitation of proxies will be primarily by mail and electronic delivery. Associates of Trustmark and its subsidiaries may be used to solicit proxies by means of telephone or personal contact but will not receive any additional compensation for doing so. Banks, brokers, trustees and nominees will be reimbursed for reasonable expenses incurred in sending proxy materials to the beneficial owners of such shares. The total cost of the solicitation will be borne by Trustmark.

CORPORATE GOVERNANCE

Trustmark’s governance structure enables the Board of Directors (the Board) to effectively and efficiently address key, specific issues such as business growth, human capital, enterprise risk management and technology, among others. This is accomplished through five standing Board committees and through the effective utilization of the directors’ combined wisdom and diverse experience and business knowledge.

Under Trustmark’s governance structure, directors are required to retire at age 70, own a minimum amount of Trustmark stock, and notify Trustmark of changes in professional responsibilities and residence. In addition, directors are expected to comply with a directors’ attendance policy, and the Board has the authority to seek advice or counsel from external advisors on an as-needed basis.

Board Mission

The role of the Board is to foster Trustmark’s long-term success consistent with its fiduciary responsibilities to shareholders. As part of this role, Trustmark’s Board is responsible for:

●	Providing strategic guidance and oversight,
●	Acting as a resource on strategic issues and in matters of planning and policy-making,
●	Ensuring that management’s operations contribute to Trustmark’s financial soundness,
●	Promoting social responsibility and ethical business conduct,
●	Providing insight and guidance on complex business issues and problems in the banking and financial services industries,
●	Monitoring risks facing Trustmark and providing oversight of Trustmark’s stress testing and other risk evaluation processes,
●	Ensuring that an effective system is in place to facilitate the selection, succession planning and compensation of the Chief Executive Officer (CEO), and
●	Ensuring Trustmark’s compliance with all relevant legal and regulatory requirements.

The Board has adopted, and annually reviews, formal charters for the Board and its committees to address the governance guidelines and responsibilities of each. Likewise, the Board has adopted codes of conduct/ethics for directors, senior financial officers (including the CEO) and associates. These materials are available on Trustmark’s website at www.trustmark.com or may be obtained, without charge, by written request addressed to the Secretary of the Board, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205.

Trustmark intends to provide required disclosure of any amendment to or waiver of its codes of conduct/ ethics that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on www.trustmark.com under Investor Relations/Corporate Governance promptly following any such amendment or waiver. Trustmark may elect to disclose any such amendment or waiver in a report on Form 8-K filed with the Securities and Exchange Commission (SEC) either in addition to or in lieu of the website disclosure. The information contained on or connected to Trustmark’s website is not incorporated by reference in this proxy statement and should not be considered part of this or any other document that Trustmark files with the SEC.

The Board has also approved a CEO succession planning process to promote continuity of leadership and an orderly transition upon the CEO’s retirement or other termination of employment.

Meetings of the Board of Directors

The Board met seven times in 2016. Each director attended at least 75% of the total number of meetings of the Board and Board committees of which the director was a member in 2016.

Director Attendance at the Annual Meeting

Directors are expected to attend the annual meeting of shareholders, and in 2016, all of the directors and nominees were present.

Director Independence

The Board has affirmatively determined that the following directors and director nominees are “independent directors” (within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules):

Adolphus B. Baker	J. Clay Hays, Jr., M.D.
William A. Brown	John M. McCullouch
James N. Compton	Harris V. Morrissette
Tracy T. Conerly	Richard H. Puckett
Toni D. Cooley	R. Michael Summerford
Daniel A. Grafton	LeRoy G. Walker, Jr.

Daniel A. Grafton has reached the mandatory retirement age and will, therefore, not stand for re-election at the Annual Meeting.

In conjunction with these independence determinations, the Board considered the relationships, including through business affiliates, that (i) Messrs. Brown, Grafton and Puckett, Mrs. Conerly and Ms. Cooley have as customers of Trustmark National Bank’s (the Bank) subsidiary, Fisher Brown Bottrell Insurance, Inc., (ii) Messrs. Baker, Brown, Compton, Grafton, Hays and Puckett have as customers of the wealth management and trust services division of the Bank, and (iii) Mrs. Conerly’s employer has as a service-provider to the Bank. In each case, the Board concluded that the business relationship did not interfere with the individual’s ability to exercise independent judgment as a director of Trustmark.

Board Leadership

Under Trustmark’s governance guidelines, which are contained in the Board Charter, the Board has the responsibility to determine the most appropriate leadership structure for the company, including whether it is best for the company at a given point in time for the roles of Board Chairman and CEO to be separate or combined.

Trustmark operates under a board leadership structure with separate roles for Board Chairman and CEO. Trustmark has had an independent Board Chairman since May 2011. Daniel A. Grafton served as independent Board Chairman during 2016 and was succeeded by R. Michael Summerford effective January 1, 2017.

The Board believes its current leadership structure is the most efficient and effective leadership structure for Trustmark at this time. The current leadership structure allows the CEO to focus on providing day-to-day leadership and management of the company, while, as an independent Board Chairman, Mr. Summerford, who has a broad business background and has developed extensive managerial and leadership skills through his business career, can provide guidance to the CEO, set the agenda for Board meetings (in consultation with the CEO and other members of the Board), preside over meetings of the Board, serve as the primary communicator between the directors and the CEO and perform other administrative functions relating to the Board’s activities. This separation of the roles also fosters greater independence between the Board and management.

The Board believes that maintaining separate Board Chairman and CEO positions permits Mr. Host to focus on managing Trustmark’s business operations in his role as CEO while Mr. Summerford, as Board Chairman, maintains responsibility for leading the Board in its oversight function and consideration of broader corporate strategy. The Board believes that this leadership structure provides the appropriate balance between strategic development and independent oversight of management.

In the future, if the CEO were to also serve as Board Chairman, the governance guidelines contained in Trustmark’s Board Charter provide that the independent chairman of the Executive Committee would serve as the Board’s Lead Director with primary responsibility for chairing meetings of the non-management directors. The Lead Director would also be responsible for referring to the appropriate Board committee any issue brought to his attention by shareholders, directors or others and for serving as the primary communicator between the directors and the CEO.

The Board Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/ Corporate Governance/Board Charter.

Committees of the Board of Directors

There are five standing Board committees that collectively provide guidance on strategic issues, planning and policymaking: Audit and Finance, Enterprise Risk, Executive, Human Resources and Nominating. All of these Board committees, other than the Nominating Committee, are joint committees of the Board and the Trustmark National Bank Board (Bank Board). Currently, the committees are comprised solely of independent directors, with the exception of the Executive Committee and the Enterprise Risk Committee.

Audit and Finance Committee

Under the terms of its Charter, the Audit and Finance Committee is responsible for, among other things, the appointment, compensation and retention of the external auditor, oversight of audit activities, financial reporting and legal and regulatory compliance, as well as review and approval of Trustmark’s profit plan. The Committee meets with the external and internal auditors without management present on a regular basis.

The Audit and Finance Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Audit and Finance Committee Charter.

Enterprise Risk Committee

The Enterprise Risk Committee is responsible for monitoring risks that are being taken by Trustmark, understanding the enterprise-wide effect of those risks and reporting on such risks to the Board and the Bank Board. The Committee also provides important oversight regarding stress testing and other risk evaluation processes and receives reports from the Board’s and the Bank Board’s other committees about risks that are under the committees’ specific purview.

Executive Committee

The Executive Committee acts on behalf of the Board if a matter requires Board action before a meeting of the Board can be held. The Committee provides guidance to management on the strategic planning process and issues of strategic importance including business growth and expansion, material transactions and technology. Additionally, the Committee is responsible for reviewing the corporate governance structure and annually evaluating each director’s performance against specific performance criteria designed to evaluate the director’s contributions to the Board’s deliberations and process. The Committee is also responsible for monitoring progress against Trustmark’s long-term strategic and financial objectives.

Human Resources Committee

The role of the Human Resources Committee is to ensure that appropriate policies and practices are in place to facilitate the development of management talent, orderly CEO succession planning, corporate social responsibility and the setting of management compensation.

The Human Resources Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Human Resources Committee Charter.

Nominating Committee

The Nominating Committee is charged with the responsibility of seeking, interviewing and recommending to the Board qualified candidates for Board and committee membership.

The Nominating Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Nominating Committee Charter.

Board Oversight of Risk Management

Trustmark believes that its governance and leadership structures allow the Board to provide effective risk oversight. In addition to the reports from the Enterprise Risk Committee, Trustmark’s directors receive and discuss regular reports prepared by Trustmark’s senior management, including the Chief Financial Officer and the Chief Risk Officer. Through these reports, Trustmark’s directors receive information on areas of material risk to the company, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic, financial and reputational risks, and these reports enable Trustmark’s directors to understand the risk identification, risk management and risk mitigation strategies employed by Trustmark’s management and the Enterprise Risk Committee. The Board and the Enterprise Risk Committee will request supplemental reports from Trustmark’s management with regard to risk management and risk mitigation strategies as appropriate. This reporting and governance structure ensures information from the Enterprise Risk Committee, the other committees of the Board and the Bank Board, and management is analyzed and reported to the Board, and enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Committee Membership

The following table shows, for 2016, the membership of each committee and the number of meetings held by each committee during the year:

Director	Audit and Finance	Enterprise Risk	Executive	Human Resources	Nominating

Adolphus B. Baker		X		X
Tracy T. Conerly	X
Toni D. Cooley		Chair	X		X
Daniel A. Grafton			Chair	X	X
Gerard R. Host			X
David H. Hoster II (1)	X	X	X		X
John M. McCullouch		X	X	Chair	Chair
Harris V. Morrissette (2)		X
Richard H. Puckett	X		X		X
R. Michael Summerford	Chair		X	X	X
LeRoy G. Walker, Jr.	X
William G. Yates III

2016 Meetings	5	4	5	6	1

(1)	Mr. Hoster retired from the Board on April 26, 2016.
(2)	Mr. Morrissette joined the Board on April 26, 2016.

Effective January 1, 2017, the Audit and Finance Committee is comprised of Mrs. Conerly (chair), Mr. Morrissette, Mr. Summerford and Mr. Walker; the Enterprise Risk Committee is comprised of Ms. Cooley (chair), Mr. Morrissette and Mr. Yates; the Executive Committee is comprised of Mr. Summerford (chair), Mr. Baker, Mrs. Conerly, Ms. Cooley, Mr. Grafton, Mr. Host, Mr. McCulloch and Mr. Puckett; the Human Resources Committee is comprised of Mr. McCullouch (chair), Mr. Baker, Mr. Grafton, Mr. Puckett and Mr. Summerford; and the Nominating Committee is comprised of Mr. Grafton (chair), Mr. Baker, Mrs. Conerly, Ms. Cooley, Mr. McCulloch, Mr. Puckett and Mr. Summerford.

Director Compensation

Non-employee director compensation is determined by the Board of Directors, based on the recommendation of the Human Resources Committee. Associates of Trustmark who also serve as directors receive no compensation for Board or committee service. During 2016, each non-employee director who served on the Board also served on the Bank Board.

For 2016, non-employee directors received an annual retainer of $13,000 for service on the Trustmark Board, an annual retainer of $12,000 for service as a Bank Board director, as well as $1,500 for each Trustmark Board meeting attended. Directors do not receive any additional fees for each Bank Board meeting attended. The Chair of the Audit and Finance Committee received an additional annual retainer of $12,000, the Chair of the Human Resources Committee received an additional annual retainer of $10,000, the Chair of the Nominating Committee received an additional annual retainer of $2,000 and the independent Chairman of the Board received an additional annual retainer of $36,000. For 2016, all Board committee chairs and committee members received $1,000 for each committee meeting attended (including ad hoc committees). In addition, each director who served as chair of a committee of the Bank Board received an additional annual retainer of $2,000. All Bank Board committee members received $750 for each committee meeting attended. For meetings wherein the director attended via teleconference, the director received one-half of the meeting fee. In addition, Mrs. Conerly served on the Florida Community Bank Advisory Board of Directors and received a fee of $1,000 for each meeting attended. Annual retainer and meeting fees were paid monthly. Directors are also eligible to be reimbursed for expenses incurred in attending Board and committee meetings.

The Board periodically reviews non-employee director compensation to determine if changes are needed, including by comparing it to non-employee director compensation at peer companies. In 2016, the Board engaged Pearl Meyer & Partners, LLC (Pearl Meyer) to review non-employee director compensation. As a result of this review, the Board determined, beginning January 1, 2017, to eliminate per-meeting fees and to increase the amount of annual retainers to more closely align Trustmark’s practices with those of its peer companies. Trustmark maintains a Directors’ Deferred Fee Plan for non-employee directors who became directors prior to 2003 and who elected to participate in the plan. Under the plan, participating directors were required to defer $12,000 of their fees annually to fund a portion of the cost of their defined retirement benefits and death benefits. The amount of the retirement benefit and death benefit has been determined based upon the participant’s annual contribution amount, the length of Board service and the age of the director at date of entry into the plan. The Board amended the plan in 2009 to cease future benefit accruals under and contributions by directors to the plan effective March 1, 2010. The plan requires retirement benefits to commence at a director’s normal retirement date (March 1 following age 65). Thus, should a director continue service beyond normal retirement date, retirement benefits would begin prior to cessation of Board service. Depending on a number of factors, the vested annual benefit at retirement is payable for the longer of life or twenty-five years and, as of December 31, 2016, ranges from $51,000 to $78,000 (taking into account the March 1, 2010 benefit accrual freeze) for current directors who elected to participate in the plan. Trustmark has purchased life insurance contracts on participating directors to fund the benefits under this plan.

Non-employee directors are eligible to receive equity compensation awards under the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan (the Amended and Restated Stock Plan). Each non-employee director receives an annual award of time-based restricted stock valued at approximately $42,500.

The Board imposes a director stock ownership requirement that requires all directors to own a minimum number of shares of Trustmark stock. Effective January 1, 2017, the minimum number of shares of Trustmark common stock under this requirement was increased from 6,000 shares to 8,000 shares. All of the current directors other than Mrs. Conerly, who joined the Board in 2015, meet the minimum stock ownership requirement. New directors have up to five years from the date Board service begins to meet the stock ownership requirement. Until a director has reached the minimum requirement, the director is required to hold 100% of the shares received from any Trustmark stock awards.

To ensure that directors bear the full risks of stock ownership, Trustmark’s insider trading policy prohibits directors, among others, from engaging in options trading, short sales or hedging transactions relating to Trustmark stock. Directors are also prohibited from pledging or creating a security interest in any Trustmark stock they hold.

Non-employee directors may defer all or a part of their annual retainer and meeting fees pursuant to Trustmark’s Non-Qualified Deferred Compensation (NQDC) Plan. The compensation deferred is credited to an account, which is deemed invested in and mirrors the performance of one or more designated investment funds available under the plan and selected at the option of the director. The deferred compensation account will be paid in a lump sum or in annual installments at a designated time upon the occurrence of an unforeseen emergency or upon a director’s retirement or cessation of service on the Board.

Director Compensation for 2016

The following table provides director compensation information for the year ended December 31, 2016.

Name (1)	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
Adolphus B. Baker	$ 48,250	$ 42,374	---	---	$ 39,278	$ 5,118	$135,020
Tracy T. Conerly	$ 47,000	$ 42,374	---	---	---	$ 3,368	$92,742
Toni D. Cooley	$ 47,500	$ 42,374	---	---	---	$ 5,118	$94,992
Daniel A. Grafton	$ 80,000	$ 42,374	---	---	---	$ 5,118	$127,492
David H. Hoster II (7)	$ 22,917	$ 42,374	---	---	---	$ 1,279	$66,570
John M. McCullouch	$ 61,000	$ 42,374	---	---	---	$ 5,118	$108,492
Harris V. Morrissette (8)	$ 32,333	$ 19,338	---	---	---	$ 2,337	$54,008
Richard H. Puckett	$ 52,000	$ 42,374	---	---	$ 63,542	$ 5,118	$163,034
R. Michael Summerford	$ 61,500	$ 42,374	---	---	---	$ 5,118	$108,992
LeRoy G. Walker, Jr.	$ 44,500	$ 42,374	---	---	---	$ 5,118	$91,992
William G. Yates III	$ 35,250	$ 42,374	---	---	---	$ 5,118	$82,742

(1)   Gerard R. Host, Trustmark’s CEO, is not included in this table as he is an associate of Trustmark and thus received no compensation for his service as a director. The compensation received by Mr. Host as an associate of Trustmark is shown in the “Summary Compensation Table for 2016” on page 30.

(2)   Amounts include fees earned or paid for service on both the Trustmark Board and the Bank Board and their respective committees. The amounts in this column include fees deferred pursuant to the NQDC Plan. For Mrs. Conerly, the amount also includes fees paid for attendance at meetings of the Florida Community Bank Advisory Board of Directors.

(3)   On January 26, 2016, each non-employee director (other than Mr. Morrissette) received 2,062 shares of time-based restricted stock, valued on a 10-day average closing stock price up to and including the date of the grant. Subject to accelerated vesting in full upon a change in control, upon retirement at or after age 65 or cessation of Board service at the end of an elected term, in each case with consent of the Human Resources Committee and where cause for termination is not present, or upon disability, death or termination without cause, the restricted shares vest on January 26, 2019, if the director is still serving at the time. Mr. Morrissette received 941 shares of time-based restricted stock because he did not join the Board until April 26, 2016. The amounts in this column reflect the aggregate grant date fair value (computed in accordance with ASC Topic 718 excluding the impact of estimated forfeitures). Assumptions used in the calculation of these amounts are included in Note 16 to Trustmark’s audited financial statements for the year ended December 31, 2016, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 21, 2017. At December 31, 2016, each non-employee director held 5,563 shares of unvested time-based restricted stock, except for Mrs. Conerly (3,661),Mr. Morrissette (2,540) and Mr. Hoster (0).

(4)   No stock option awards were made during 2016. At December 31, 2016, none of the non-employee directors held any stock options.

(5)   The amounts in this column reflect the increase (if any) in actuarial present value of the directors’ accumulated benefits under Trustmark’s Directors’ Deferred Fee Plan, determined using interest rate and mortality rate assumptions included in Note 15 to Trustmark’s audited financial statements for the year ended December 31, 2016, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 21, 2017. For Mr. Walker, the change in pension value was negative in the amount of $(16,279) and driven largely by the fact that he has reached age 65 and has begun receiving his benefit payments.

(6)   The amounts in this column reflect the dividends credited to shares of unvested time-based restricted stock held by the directors on each dividend payment date during 2016. These dividends are accumulated and will vest and be paid only when and to the extent the related restricted shares vest.

(7)   Mr. Hoster retired from the Board on April 26, 2016.

(8)   Mr. Morrissette joined the Board on April 26, 2016.

Communications with Directors

Shareholders desiring to contact Trustmark’s Board may do so by sending written correspondence to Board of Directors, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205 or by email to boardofdirectors@trustmark.com. Communications will be referred to the Executive Committee Chairman, who will determine the appropriate committee to receive the communication and take any action deemed necessary by that committee.

Pursuant to Trustmark’s Whistleblower Policy, complaints relating to Trustmark’s accounting, internal accounting controls or auditing matters should be directed to the Trustmark Hotline at 1-866-979-3769. Complaints will be investigated by Trustmark’s General Counsel and Director of Audit and reported to the Audit and Finance Committee.

Nomination of Directors

Nominations for election to the Board may be made by or on behalf of the Board or by any shareholder of any outstanding class of capital stock of Trustmark entitled to vote for the election of directors at an annual meeting.

Nominations other than those made by or on behalf of the existing Board must be made in writing and must be delivered or mailed to Trustmark’s Chairman of the Board and received (a) not less than sixty days nor more than ninety days prior to the first anniversary of the mailing date of Trustmark’s proxy statement in connection with the last annual meeting of shareholders, or (b) if no annual meeting was held in the prior year or the date of the annual meeting has been changed by more than thirty days from the date of the prior year’s annual meeting, not less than ninety days before the date of the annual meeting. Such notification must contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee, (b) the principal occupation of each proposed nominee, (c) the total number of shares of capital stock of Trustmark that will be voted for each proposed nominee, (d) the name and residence address of the notifying shareholder, (e) the number of shares of capital stock of Trustmark owned by the notifying shareholder, (f) such other information regarding such proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the proposed nominee been nominated by the Board, (g) a representation that the notifying shareholder is the owner of shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the proposed nominee, and (h) the written consent of each proposed nominee to serve as a director of Trustmark if so elected.

Nominations not made in accordance with the above procedure may be disregarded by the Chairman of the meeting at his discretion, and upon his instruction, all votes cast for each such nominee may be disregarded.

Trustmark’s bylaws permit direct nominations by shareholders. Therefore, the Nominating Committee does not have a policy for considering nominations by shareholders through the process outlined above. However, if a shareholder wishes to recommend an individual for Board service, rather than directly nominate the individual as set forth above, the shareholder may submit the individual’s name to the Nominating Committee in writing addressed to Trustmark Corporation Nominating Committee, Post Office Box 291, Jackson, MS 39205 or by email to boardofdirectors@trustmark.com. In order to give the Nominating Committee adequate time to consider any such individual for nomination as a director at the 2018 Annual Meeting of Shareholders, such recommendations should be delivered no later than October 1, 2017. In considering an individual recommended by a shareholder but not directly nominated, the Nominating Committee will use the same guidelines as set forth in the Director Qualifications section below.

When identifying potential candidates for director nominees, the Nominating Committee may solicit suggestions from incumbent directors, management or others. All nominees at the Annual Meeting are current Board members, except for Messrs. Brown, Compton, Hays, and Harry M. Walker, all of whom are current Bank Board directors who were recommended by the Nominating Committee. The Board undertook a review of the structure of the Board and the Bank Board in 2016, including seeking input from Pearl Meyer, and determined that Trustmark’s overall governance would be enhanced by aligning the membership on the two Boards. The Board also felt that alignment between the two Boards was a prevailing “best practice” amongst comparable financial institutions, and it also determined that adding the four Bank Board members as Board members would help ensure adequate Board leadership in view of the expected retirement of a number of Board members over the next few years.

Director Qualifications

The Board believes that in order to appropriately carry out its roles, directors must demonstrate a variety of personal traits, leadership qualities and individual competencies. In considering nominees submitted by the Board or management and any recommendations submitted by shareholders, the Nominating Committee will use these personal traits, leadership qualities and individual competencies to assess future director nominees’ suitability for Board service. The Nominating Committee also evaluates each director nominee’s qualities in the context of how that nominee would relate to the Board as a whole, in light of the Board’s current composition and Trustmark’s evolving needs.

Although Trustmark has no formal policy regarding diversity, the Nominating Committee believes that the Board should include directors with diverse skills, experience and business knowledge, and whose backgrounds, ages, geographical representation and community involvement contribute to an overall diversity of perspective that enhances the quality of the Board’s deliberations and decisions. The Nominating Committee may consider these factors as it deems appropriate in connection with the general qualifications of each director nominee.

To be eligible to serve on the Board, each director is required to own at least $1,000 of common or preferred stock of Trustmark. In addition, each director must own a minimum of 8,000 shares of Trustmark stock within five years of joining the Board. Upon attaining the age of 70, a director is required to retire from the Board effective upon completion of his or her then current term of office.

Personal Traits

Board service is an extremely important, high profile role and carries with it significant responsibility. For that reason, it is important that all directors possess a certain set of personal traits, including:

● Personal and Professional Integrity	● High Performance Standards
● Accountability	● Initiative and Responsiveness
● Informed Business Judgment	● Business Credibility
● Mature Confidence

Leadership Qualities

For individuals considered for Board leadership roles, the following skill sets are required:

● Communication Skills	● Facilitation Skills
● Crisis Management Skills	● Relationship Building/Networking Skills

Individual Competencies

There are certain competencies that must be represented collectively by the directors on each Board committee, but each individual director need not necessarily possess all of them. The specific competencies vary by committee, as illustrated in the chart below:

Individual Director Competencies	Board Committees
	Audit and Finance	Enterprise Risk	Executive	Human Resources	Nominating
1. Financial Acumen
Accounting & finance knowledge	✓	✓	✓		✓
Financial statement analysis	✓
Knowledge of capital markets	✓		✓
Financial planning	✓	✓
Ability to communicate financial concepts in lay terms	✓		✓
2. Organizational Effectiveness
Talent management				✓
Understanding of compensation issues				✓
Ability to discern candidate qualifications				✓	✓
3. Strategic Direction
Vision			✓		✓
Strategic perspective		✓	✓		✓
Technology knowledge	✓
Industry knowledge	✓	✓	✓		✓
4. Risk Management Experience
Experience managing risk exposures		✓

Specific Director Experience, Qualifications, Attributes and Skills

The Nominating Committee assists the Board by identifying individuals qualified to serve as Board members and by recommending to the Board the director nominees for election at the next annual meeting of shareholders. The Board believes that each director nominee possesses the personal traits described above and that each director nominee who has served in a position of Board leadership also demonstrates the additional leadership qualities described above. In considering the director nominees’ individual competencies, the Board believes that the appropriate competencies are represented for the Board as a whole and for each of the Board’s committees. In addition, each nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes each nominee possesses are discussed under Proposal 1 in the table entitled “The Nominees,” beginning on page 10.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board has fixed the number of directors for the coming year at 14. Daniel A. Grafton, a current director who has served on the Board since 2007, has reached the Board’s mandatory retirement age and is not eligible to stand for re-election to the Board at the Annual Meeting. Mr. Grafton’s service as a director will end at the Annual Meeting. The nominees listed herein have been proposed by the Board for election at the meeting. Shares represented by valid proxies will, unless authority to vote is withheld, be voted in favor of the proposed slate of 14 nominees. Under the majority voting standard adopted in 2016, directors must receive a majority of the votes cast in order to be elected (that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director). If a nominee who is an incumbent director is not elected to the Board, and no successor is elected, such nominee must tender his or her resignation to the Board. The Nominating Committee will then make a recommendation to the Board on whether to accept or reject the resignation, or whether to take other action. The director who tenders his or her resignation may not participate in the recommendation of the Nominating Committee or the decision of the Board with respect to his or her resignation.

Each director is elected to hold office until the next annual meeting of shareholders or until a successor is elected and qualified.

The Board recommends that shareholders vote “for” the proposed nominees.

The Nominees

Adolphus B. Baker, 60 Director of Trustmark since 2007 Trustmark Corporation Committees: • Executive • Human Resources • Nominating	Career Highlights: • Chairman, President and CEO, Cal-Maine Foods, Inc. (Producer and Distributor of Shell Eggs) Other Directorships: • Trustmark National Bank • Cal-Maine Foods, Inc.

Experience and qualifications:  Mr. Baker’s position as president and chief executive officer and chairman of another publicly-traded company has provided him with significant business leadership skills and experience in evaluating strategic alternatives that focus on maximizing shareholder value. Mr. Baker’s years of service as a director for Trustmark National Bank, and particularly as the Bank Board’s Asset Liability Committee Chairman, provide him with an intrinsic understanding of Trustmark’s strategy for managing liquidity, which is a skill essential to the Board’s risk oversight function.

William A. Brown, 59 Nominated for Director of Trustmark in 2017 Career Highlights: • President and CEO, Brown Bottling Group, Inc. (Beverage Distributor)	Other Directorships: • Trustmark National Bank

Experience and qualifications:  Mr. Brown serves as president and chief executive officer of a regional beverage distributor based in Mississippi. He serves on the Boards of the Pepsi Cola Bottlers Association and Wis-Pak/WP Beverages. His extensive experience in this industry has provided him with significant marketing and business leadership skills as well as in-depth understanding of the business climate and customer base in significant Trustmark markets. Mr. Brown also serves on the Trustmark National Bank Board and has served on the Credit Policy Committee, providing him with an understanding of Trustmark’s credit culture and philosophy, which is a skill essential to the Board’s risk oversight function.

James N. Compton, 67 Nominated for Director of Trustmark in 2017 Career Highlights: • President and CEO, Cooperative Energy (Electric Power Cooperative)	Other Directorships: • Trustmark National Bank

Experience and qualifications:  Mr. Compton serves as president and chief executive officer of a member-owned, not-for-profit electric generation and transmission cooperative that supplies wholesale electricity and other services to its members. Mr. Compton’s legal background and business acumen provide him with the skills necessary to contribute invaluable insight and broad perspective to Board discussions. In addition, Mr. Compton continues to serve on the Trustmark National Bank Board as a member of the Asset Liability Committee, which provides him with a solid understanding of Trustmark’s balance sheet strategy.

Tracy T. Conerly, 52 Director of Trustmark since 2015 Trustmark Corporation Committees: • Audit and Finance (Chair) • Executive • Nominating	Career Highlights: • Partner Emeritus, Carr, Riggs & Ingram, LLC (Accounting) Other Directorships: • Trustmark National Bank

Experience and qualifications:  Mrs. Conerly’s experience as a former partner at a large certified public accounting firm and former director of BancTrust Financial Group, Inc. (BancTrust), which was acquired by Trustmark in 2013, has provided her with significant financial and accounting expertise, in particular in the areas of auditing and tax. Mrs. Conerly’s years of service as a director of BancTrust, and BancTrust’s subsidiary banks in Alabama and Florida, provide her with valuable experience in financial institution governance and an understanding of markets that are a strategic focus for Trustmark. Mrs. Conerly has also served on the Trustmark National Bank Asset Liability Committee, providing her with an understanding of Trustmark’s balance sheet strategy, which is a skill essential to the Board’s risk oversight function.

Toni D. Cooley, 56 Director of Trustmark since 2013 Trustmark Corporation Committees: • Enterprise Risk (Chair) • Executive • Nominating

Career Highlights:

        •    CEO, Systems Electro Coating

(Provider of Electrocoating and Related Services to Original Equipment Manufacturers)

Other Directorships:

        •    Trustmark National Bank

        •    Sanderson Farms, Inc.

Experience and qualifications:  Ms. Cooley is the chief executive officer of the Systems Group of Companies, which includes Systems Electro Coating, a Tier One supplier to Nissan, and Systems Automotive Interiors, a Tier One supplier to Toyota. She holds a Juris Doctor degree and is a director for another publicly-traded company as well as several nonpublic organizations. In addition, Ms. Cooley has served on the Trustmark National Bank Board as a member of the Credit Policy Committee, which has given her a solid understanding of Trustmark’s core business and conservative values. Her leadership experience and business knowledge, with expertise in fields ranging from law to operations and technology, equip Ms. Cooley with the ability to contribute invaluable insight and broad perspective to Board discussions.

J. Clay Hays, Jr., M.D., 51 Nominated for Director of Trustmark in 2017 Career Highlights: • Cardiologist, Partner, President, Jackson Heart Clinic, PA	Other Directorships: • Trustmark National Bank

Experience and qualifications: Dr. Hays is President of Jackson Heart Clinic, PA, one of the largest cardiology groups in Mississippi. He is the Executive Medical Director and Chairman of the Board of the Mississippi Heart and Vascular Institute of St. Dominic’s Hospital. He also serves as Chairman of the Board of the Mississippi State Medical Association and the Mississippi Healthcare Solutions Institute. He is a board member of the Medical Assurance Company of Mississippi, a statewide medical malpractice insurer. With extensive experience in the medical industry, Dr. Hays is uniquely positioned to advise Trustmark on the healthcare industry. Dr. Hays also serves on the Asset Liability Committee of Trustmark National Bank.

Gerard R. Host, 62 Director of Trustmark since 2010 Trustmark Corporation Committees: • Executive	Career Highlights: • President and CEO, Trustmark Corporation • President and CEO, Trustmark National Bank Other Directorships: • Trustmark National Bank

Experience and qualifications:  Mr. Host became president and chief executive officer of Trustmark Corporation and Trustmark National Bank, effective January 1, 2011, having served as president and chief operating officer of Trustmark National Bank prior to that time. He also currently serves as a director of the Federal Reserve Bank of Atlanta. Throughout his tenure with Trustmark, Mr. Host has served in a variety of executive management capacities, including chief financial officer, chief investment officer and president of various divisions. Mr. Host’s in-depth knowledge of Trustmark’s operations and of the financial services industry enables him to provide both historical and strategic perspectives in Board discussions regarding corporate strategy and governance matters.

John M. McCullouch, 69 Director of Trustmark since 2005 Trustmark Corporation Committees: • Executive • Human Resources (Chair) • Nominating	Career Highlights: • Associate Dean - Metro Jackson, University of Mississippi School of Law (Retired) • President, AT&T Mississippi (Retired) Other Directorships: • Trustmark National Bank

Experience and qualifications:  Mr. McCullouch was an associate dean of the University of Mississippi School of Law and the former president of the Mississippi division of a major telecommunications company. Mr. McCullouch’s legal background and business acumen provide him with the necessary skills to assess corporate governance matters and formulate strategy relative to Board planning and oversight. In addition, through his broad and extensive service on other nonpublic boards, Mr. McCullouch is attuned to the necessity of diversity from various perspectives, which is essential to his service on the Nominating Committee and as Chair of the Human Resources Committee.

Harris V. Morrissette, 57 Director of Trustmark since 2016 Trustmark Corporation Committees: • Audit and Finance • Enterprise Risk

Career Highlights:

        •    President, China Doll Rice & Beans Inc. /

Dixie Lily Foods

        •    Former President and CEO, Marshall Biscuit

Company, Inc.

Other Directorships:

        •    Trustmark National Bank

        •    International Shipholding Corporation

        •    Williamsburg Investment Trust

Experience and qualifications:  Mr. Morrissette serves as the president of a regional packaged food and food services company based in Alabama. His extensive experience in this industry has provided him with significant marketing and business leadership skills. Mr. Morrissette also serves on the Credit Policy Committee of Trustmark National Bank. He is a former director of BancTrust, which provided him with valuable industry knowledge.

Richard H. Puckett, 62 Director of Trustmark since 1995 Trustmark Corporation Committees: • Executive • Human Resources • Nominating	Career Highlights: • Chairman and CEO, Puckett Machinery Company (Distributor of Heavy Earth Moving Equipment and Engine Power Systems) Other Directorships: • Trustmark National Bank

Experience and qualifications: Mr. Puckett is the chairman and chief executive officer of a heavy equipment distribution and rental company with facilities located in Mississippi and eastern Louisiana that provide heavy equipment, engine power solutions and related supplies to a variety of industries. Mr. Puckett brings marketing and business leadership skills to the Board, as well as an in-depth understanding of the business climate and customer base in Trustmark’s major legacy markets. His experience and Board tenure provide valuable perspective to his service as Chair of the Trustmark National Bank Credit Policy Committee.

R. Michael Summerford, 68

Director of Trustmark since 2005

Chairman of the Board since January 1, 2017

Trustmark Corporation Committees:

    •    Audit and Finance

    •    Executive (Chair)

    •    Human Resources

    •    Nominating

Career Highlights: • Former President and COO, ChemFirst, Inc. (Manufacturer of Electronic and Specialty Chemicals) Other Directorships: • Trustmark National Bank (Chair)

Experience and qualifications: Mr. Summerford has served as the president and chief operating officer and chief financial officer of another publicly-traded company. He was also a certified public accountant. His career experience has resulted in Mr. Summerford’s expertise in understanding financial statements, accounting methodologies and compensation practices, which is essential to his service on the Audit and Finance Committee, as one of the Board’s audit committee financial experts and as a member of the Human Resources Committee. His extensive business background has equipped him with the leadership and consensus-building skills necessary to serve as Chairman of the Board and of the Executive Committee.

Harry M. Walker, 66 Nominated for Director of Trustmark in 2017 Career Highlights: • President, Mississippi Business and Community Relations, Trustmark National Bank (Retired)	Other Directorships: • Trustmark National Bank

Experience and qualifications: Mr. Walker has extensive banking and financial services experience, having retired after serving 44 years at Trustmark in numerous leadership positions, including Chief Lending Officer and President of the Central Mississippi Region. Mr. Walker’s long-standing history with Trustmark, including his membership on the Board of Directors of Trustmark National Bank, provides a valuable source of knowledge and stability to the Bank’s Asset Liability and Credit Policy Committees on which he serves.

LeRoy G. Walker, Jr., 67 Director of Trustmark since 2009 Trustmark Corporation Committees: • Audit and Finance	Career Highlights: • President, LTM Enterprises, Inc. (Retail Quick Service Restaurant Consulting and Former McDonald’s Franchisee) Other Directorships: • Trustmark National Bank

Experience and qualifications: Mr. Walker has years of experience in retail Quick Service Restaurant consulting and is a former owner/operator of a franchise of a major national restaurant chain. Mr. Walker’s experience in this regard has provided him with a unique and broad perspective of marketing and customer needs. His business skills and experiences on numerous non-public and civic boards demonstrate his ability to work successfully as part of a team and enable him to contribute diverse perspectives to Board discussions. Mr. Walker also serves on the Asset Liability Committee and Credit Policy Committee of Trustmark National Bank.

William G. Yates III, 44 Director of Trustmark since 2009 Trustmark Corporation Committees: • Enterprise Risk	Career Highlights: • President and CEO, W.G. Yates & Sons Construction Company (Construction) Other Directorships: • Trustmark National Bank

Experience and qualifications: Mr. Yates is the president and chief executive officer of a commercial construction company with operating divisions located throughout the Southeast, many of which are within markets served by Trustmark. Mr. Yates’ knowledge of these markets, as well as his leadership experience in the various aspects of the construction industry, including employee relations matters, contract negotiations and risk management, provide the Board with an important resource for assessing and managing risks and planning for corporate strategy. He is also a member of the Trustmark National Bank Credit Policy Committee.

BENEFICIAL OWNERSHIP OF TRUSTMARK STOCK

Securities Ownership by Certain Beneficial Owners and Management

The following table reflects the number of Trustmark shares beneficially owned by (a) persons known by Trustmark to be the beneficial owners of more than 5% of its outstanding shares, (b) current directors and director nominees, (c) each of the named executive officers (NEOs) within the Executive Compensation section, and (d) current directors and executive officers of Trustmark as a group. The persons listed below have sole voting and investment authority for all shares except as indicated. The percentage of outstanding shares of common stock owned is not shown where less than 1%. All percentage computations are based on 68,162,997 shares of Trustmark common stock outstanding as of February 1, 2017, which includes unvested restricted stock. As of February 1, 2017, there were no options outstanding.

Name	Shares Beneficially Owned as of 02/01/17		Percent of Outstanding Shares
BlackRock, Inc.	10,647,481	(1)	15.62%
BlackRock, Inc.
55 East 52nd Street
New York, New York 10055
The Robert M. Hearin Foundation The Robert M. Hearin Support Foundation Post Office Box 16505 Jackson, Mississippi 39236	5,565,374	(2)	8.16%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,222,829	(3)	7.66%
Dimensional Fund Advisors LP Dimensional Place 6300 Bee Cave Road, Building One Austin, Texas 78746	4,664,021	(4)	6.84%
Adolphus B. Baker	26,004	(5)
William A. Brown	4,489	(6)(7)
James N. Compton	24,363	(6)(8)
Tracy T. Conerly	5,524	(9)
Toni D. Cooley	10,440	(5)
Duane A. Dewey	46,898	(10)(11)
Daniel A. Grafton	40,741	(5)(14)
Louis E. Greer	55,452	(10)
J. Clay Hays, Jr., M.D.	3,274	(6)(12)
Gerard R. Host	247,347	(15)
John M. McCullouch	13,921	(5)
Harris V. Morrissette	9,372	(6)
Richard H. Puckett	96,327	(5)(16)
Wayne A. Stevens	39,046	(10)(13)
R. Michael Summerford	14,706	(5)
Breck W. Tyler	52,402	(17)
Harry M. Walker	70,792	(18)
LeRoy G. Walker, Jr.	13,851	(5)
William G. Yates III	13,830	(5)
Directors and executive officers of Trustmark as a group	936,459	(19)	1.37%

(1)	According to Amendment No. 8 to Schedule 13G filed with the SEC on January 17, 2017, by BlackRock, Inc., as of December 31, 2016, BlackRock Inc., through its subsidiaries, has sole voting power with respect to 10,505,197 shares of Trustmark common stock and sole investment power with respect to 10,647,481 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.
(2)	Based solely on information provided to Trustmark by The Robert M. Hearin Foundation on behalf of The Robert M. Hearin Foundation, The Robert M. Hearin Support Foundation, Capitol Street, LLC, Galaxie Corporation, Bay Street, LLC, Harbor Street, Inc. and H-H Corporation, (collectively, Hearin Foundation), as of December 31, 2016, the Hearin Foundation beneficially owns 5,565,374 shares of Trustmark common stock including 383,928 shares owned by The Robert M. Hearin Foundation, 3,519,482 shares owned by The Robert M. Hearin Support Foundation, 1,388,964 shares owned by Capitol Street, LLC, 23,000 shares owned by Bay Street, LLC and 250,000 shares owned by Harbor Street, Inc. Capitol Street, LLC is 100% owned by Galaxie Corporation, which may be deemed to be controlled by The Robert M. Hearin Support Foundation. Bay Street, LLC and Harbor Street, Inc. may also be deemed to be controlled by The Robert M. Hearin Support Foundation, which owns an indirect 50% interest in each of Bay Street, LLC and Harbor Street, Inc. Voting and investment decisions concerning shares beneficially owned by The Robert M. Hearin Foundation and The Robert M. Hearin Support Foundation are made by the Foundations’ trustees: Robert M. Hearin, Jr., Matthew L. Holleman, III, E. E. Laird, Jr., Laurie H. McRee and Alan W. Perry.

(3)	According to Amendment No. 4 to Schedule 13G filed with the SEC on February 9, 2017, by The Vanguard Group, as of December 31, 2016, The Vanguard Group, through its subsidiaries, has sole voting power with respect to 80,335 shares of Trustmark common stock and sole investment power with respect to 5,138,527 shares of Trustmark common stock. The aggregate amount beneficially owned by each reporting person was 5,222,829 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.
(4)	According to an Amendment to Schedule 13G filed with the SEC on February 9, 2017, by Dimensional Fund Advisors LP, as of December 31, 2016, Dimensional Fund Advisors LP, through its subsidiaries, has sole voting power with respect to 4,537,631 shares of Trustmark common stock and sole investment power with respect to 4,664,021 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.
(5)	Includes 3,942 shares of restricted stock with respect to which Messrs. Baker, Grafton, McCullouch, Puckett, Summerford, L. Walker and Yates and Ms. Cooley each has sole voting power but which cannot be transferred prior to vesting.
(6)	Includes 1,800 shares of restricted stock with respect to which Messrs. Brown, Compton, Hays and Morrissette each has sole voting power but which cannot be transferred prior to vesting.
(7)	Includes 500 shares held in trust of which Mr. Brown is the co-trustee and sole beneficiary.
(8)	Includes 1,700 shares as to which Mr. Compton shares voting and investment power with his spouse.
(9)	Includes 2,921 shares of restricted stock with respect to which Mrs. Conerly has sole voting power but which cannot be transferred prior to vesting.
(10)	Includes 16,977 shares of restricted stock with respect to which Messrs. Dewey, Greer and Stevens each have sole voting power but which cannot be transferred prior to vesting.
(11)	Includes 24,593 shares as to which Mr. Dewey shares voting and investment power with his spouse.
(12)	Includes 200 shares as to which Dr. Hays shares voting and investment power with his spouse.
(13)	Includes 20,069 shares as to which Mr. Stevens shares voting and investment power with his spouse.
(14)	Includes 29,285 shares as to which Mr. Grafton shares voting and investment power with his spouse.
(15)	Includes 76,882 shares of restricted stock with respect to which Mr. Host has sole voting power but which cannot be transferred prior to vesting.
(16)	Includes 75,138 shares owned by his spouse as to which Mr. Puckett has no voting or investment control.
(17)	Includes 14,195 shares of restricted stock with respect to which Mr. Tyler has sole voting power but which cannot be transferred prior to vesting, 8,472 shares as to which Mr. Tyler shares voting and investment power with his spouse and 500 shares owned by his spouse as to which Mr. Tyler has no voting or investment control.
(18)	Includes 4,867 shares of restricted stock with respect to which Mr. H. Walker has sole voting power but which cannot be transferred prior to vesting and 47,024 shares as to which Mr. H. Walker shares voting and investment power with his spouse.
(19)	Includes shares held directly or indirectly by 23 individuals: the currently-serving directors and NEOs listed herein, as well as Trustmark’s other remaining executive officers. Of these, a total of 291,969 are shares of restricted stock with respect to which the individuals have sole voting power but which cannot be transferred prior to vesting. None of these shares are pledged as security.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) requires Trustmark’s directors, executive officers and persons who own more than 10% of Trustmark’s common stock to file reports of their ownership and changes in ownership of Trustmark’s common stock. Trustmark prepares these reports for the directors and executive officers who request it on the basis of information obtained from them and Trustmark’s records. Based on the information available to Trustmark, Trustmark believes that none of its directors or executive officers failed to file on a timely basis any reports required by Section 16(a) of the Exchange Act during 2016.

EXECUTIVE COMPENSATION

Human Resources Committee

The Human Resources Committee of the Board (the Committee) is responsible for overseeing the development of a program to compensate Trustmark’s management in accordance with Trustmark’s compensation philosophy and objectives. During 2016, the Committee was comprised of Messrs. McCullouch (Chairman), Baker, Grafton and Summerford, and currently, the Committee is comprised of those members as well as Mr. Puckett. All members of the Committee during 2016 and currently are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended), “independent directors” (within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules) and otherwise eligible for compensation committee service under the NASDAQ Listing Rules. In addition, no Committee member is a current or former associate of Trustmark or any of its subsidiaries.

The Committee is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties. In accordance with the Committee’s charter, the hiring of such advisors is at the Committee’s discretion, after considering the advisors’ independence.

In the past few years, the Committee has engaged Pearl Meyer to provide various analyses and recommendations to aid the Committee in determining the amount and form of director and executive pay consistent with Trustmark’s compensation philosophy and to periodically test Trustmark’s pay-for-performance alignment. Pearl Meyer does not provide any consulting services to Trustmark other than to the Committee in connection with director and executive pay and it maintains no other financial or other relationship with Trustmark.

The Committee has assessed the independence of Pearl Meyer pursuant to SEC and NASDAQ rules and has concluded that the advice it receives from Pearl Meyer is objective and not influenced by other relationships that could be viewed as conflicts of interest.

Compensation Discussion and Analysis

The following discussion addresses the compensation determinations relating to Trustmark’s NEOs and the rationale for those determinations and should be read in conjunction with the compensation tables for the NEOs beginning on page 30. Although considered “officers” of Trustmark Corporation under the Exchange Act, the NEOs’ compensation, except for equity awards under Trustmark’s stock and incentive compensation plans, is paid by the Bank.

Executive Summary. The Committee believes that executive compensation should be linked to Trustmark’s performance and significantly aligned with both the short-term and long-term interests of Trustmark’s shareholders. The Committee also believes that executive compensation should be designed to allow Trustmark to recruit, retain and motivate employees who play a significant role in the organization’s current and future success.

The Committee believes that its current executive compensation program is helping to achieve these goals by aligning compensation with Trustmark’s performance. Key financial and operating results for 2016 include the following:

●	net income (NI) totaled $108.4 million, compared to $116.0 million in 2015,
●	diluted earnings per share totaled $1.60, compared to $1.71 in 2015,
●	annual dividend to shareholders totaled $0.92 per share,
●	return on average assets (ROAA) of 0.84%,
●	total assets increased to $13.4 billion at December 31, 2016,
●	loans held for investment increased $760 million, or 10.7%,
●	non-performing assets declined by 16.0%, and
●	provision for loan losses totaled 0.14% of average loans.

As described below, Trustmark uses both its annual management incentive plan and performance-based equity awards in its executive compensation program to help link executive compensation with company performance. The performance-based equity awards are measured using two financial measures over a three-year period: return on average tangible common equity (ROATE) and total shareholder return (TSR), which includes dividends. For the three years ended December 31, 2016, Trustmark ranked in the 44th percentile for ROATE and in the 53rd percentile for TSR among the 21 peer companies utilized in Trustmark’s 2014 performance-based restricted stock awards.

The key components of Trustmark’s executive compensation program in 2016 include the following:

●	base salary to attract and retain highly qualified executives and to reward prior performance, industry and job specific knowledge, experience and leadership ability,
●	cash bonuses under the annual management incentive plan to reward achievement of Trustmark’s corporate goals and objectives, and, where applicable, line of business goals and objectives,
●	performance-based restricted stock to reward achievement of long-term objectives as well as time-based restricted stock to provide a balanced retention element against the negative impact of economic issues outside the control of management on the ultimate earning of performance-based awards, and
●	clawback provisions that allow Trustmark to exercise discretion to recoup performance-based equity awards granted and annual cash bonuses earned under the management incentive plan in certain situations.

Guiding Philosophy. The Committee’s guiding philosophy is to attract and retain highly qualified executives and to motivate them to maximize shareholder value while limiting risk appropriately and maintaining the safety and soundness of the organization. The Committee believes that the total compensation opportunity available to members of management should consist of base salary, annual cash bonuses, equity-based compensation, retirement benefits and perquisites, each of which is a standard compensation component for NEOs at Trustmark’s peer companies. The following objectives serve as guiding principles for all compensation decisions:

●	rewarding performance,
●	providing competitive total compensation that will enable Trustmark to attract, retain and motivate highly qualified executives,
●	promoting teamwork among, and high morale within, executive management, including the NEOs,
●	aligning compensation opportunities with shareholder interests by making a portion of each NEO’s compensation dependent on Trustmark’s performance,
●	maintaining the safety and soundness of the organization by limiting risk, through appropriate compensation structures and policies,
●	using base salary to reward higher levels of experience and performance that contribute to the achievement of planned financial objectives,
●	providing a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests, preferring that incentive compensation paid to NEOs will generally be deductible for federal income tax purposes, and
●	ensuring that policies and practices are in place to develop management talent, establish effective corporate governance and set management compensation at competitive levels.

Alignment Between Pay and Performance. Trustmark is committed to aligning the compensation of the executive officers with Trustmark’s financial and operational performance. The Committee uses annual incentive cash bonuses and performance-based equity awards to link executive pay with Trustmark’s performance.

●	Trustmark’s performance in 2016 resulted in average payouts for the NEOs under the annual management incentive plan of 110%, out of a maximum potential payout of 200%. In recent years, cash bonuses under the annual management incentive plan have averaged approximately 30% of the CEO’s and 26% of the other NEOs’ total annual compensation. Payouts are earned based on Trustmark’s achievement of key corporate, strategic and line of business performance goals, as applicable. A minimum achievement of 80% of the target is required to earn the minimum annual cash bonus, and Trustmark performance that exceeds the target results in higher bonus awards for the year.
●	Trustmark’s performance compared to its peer companies over the three years ended December 31, 2016 resulted in vesting of the performance-based restricted stock awards granted in 2014 at a 96% performance-level, out of a maximum potential vesting of 200%. Performance-based equity awards, grants of which in 2016 represented approximately 23% (for the CEO) and 14% (for the other NEOs) of each NEO’s total annual compensation, are earned based on Trustmark’s achievement of ROATE and TSR compared to Trustmark’s peer group over a three-year performance period, with vesting up to 200% in the event of performance at or above the 75th percentile of the peer group for both measures.

As a result of the structure of Trustmark’s annual management incentive plan and its performance-based equity awards, the Committee believes that compensation paid to its NEOs is effectively aligned with Trustmark’s performance. Average payouts of annual cash bonuses under the management incentive plan of 129% of the target amount for each of the NEOs for the past three years relates directly to Trustmark’s achievement with respect to corporate and line of business budget targets for those years. Vesting of the performance-based equity awards of 96%, 63% and 88% for the three years ended December 31, 2016, 2015 and 2014, respectively, reflects how the amount of this incentive compensation earned depends entirely on Trustmark’s performance compared to its peer companies.

2016 Say on Pay Vote. In 2016, the advisory shareholder vote on Trustmark’s executive compensation received approval of over 98% of the votes cast on the proposal. In light of such strong support, during the remainder of 2016 and in 2017, the Committee has continued to apply the same compensation philosophy and practices that were described in the 2016 proxy statement in determining amounts and types of executive compensation.

Board and Committee Process. The Committee reviews and recommends to the Board compensation levels for the CEO and CFO and reviews and recommends to the Bank Board compensation levels for the Bank’s executive management, based on Trustmark’s performance, individual performance and experience, as well as peer and broader financial services industry comparisons (referred to as market data) and company affordability analysis. The Committee initiates, develops and recommends for approval by the Board the cash and equity compensation of the CEO, based on the Committee’s evaluation of the CEO’s performance relative to annual corporate goals and objectives and input provided by Pearl Meyer and internal human resources personnel. As necessary, the Committee will also request that Pearl Meyer provide it with survey data of executive compensation for financial services companies that are comparable to Trustmark, generally based on line of business and asset size. The Committee does not request such market data from Pearl Meyer every year, and in years when such data is not requested, Trustmark will apply customary aging methods to estimate appropriate updates to salary data. For cash compensation of the other NEOs, the CEO, with input from the Human Resources department, makes recommendations to the Committee, which are considered for approval by the Committee and then recommended to the Board in the case of the CFO and the Bank Board in the case of the other NEOs for their review and approval. With respect to equity compensation awarded to other NEOs and associates, the Committee reviews and recommends stock-based awards for approval by the Board. The Committee has delegated authority to the CEO to grant limited equity awards to key associates, which are reviewed by the Committee. The Committee also administers Trustmark’s equity-based compensation plans, deferred compensation plans and other benefit plans.

The Chairman of the Committee works with the CEO and the Human Resources department to establish the agenda for Committee meetings. The CEO and Human Resources department also interface with the Committee in connection with the Committee’s executive compensation decision-making, providing comparative market data as well as making recommendations. The Committee periodically meets with the CEO and members of the Human Resources department to assess progress toward meeting objectives set by the Board for both annual and long-term compensation. The Committee also meets in executive session without management present when appropriate.

The Committee reviews all of the components of compensation in making determinations on the mix, amount and form of executive compensation. In making compensation decisions, the Committee seeks to promote teamwork among, and high morale within, executive management, including the NEOs. While the Committee does not use any quantitative formula or multiple for comparing or establishing compensation for executive management, it is mindful of internal pay equity considerations and assesses the relationship of the compensation of each executive to other members of executive management.

Role of the Compensation Consultant.  In the past few years, the Committee has engaged Pearl Meyer to provide information, analyses and advice to aid in the determination of competitive non-employee director and executive pay consistent with Trustmark’s compensation philosophy. With respect to Trustmark’s compensation program for non-employee directors and executives for 2016, Pearl Meyer’s services for the Committee included:

●	providing recommendations regarding non-employee director compensation,
●	providing recommendations regarding the composition of Trustmark’s peer group for 2016, and
●	reviewing drafts of this Compensation Discussion and Analysis.

In addition, during 2016 Pearl Meyer provided the Board with advice regarding changes to the corporate and Bank board structure and assistance in implementing a process for CEO succession.

Benchmarking. The Committee believes that pay practices at other companies provide useful reference information when establishing compensation for Trustmark’s executives. Therefore, among other factors, the Committee considers executive compensation information provided by Pearl Meyer that is derived from two primary data sources: peer group data and market data from the banking and financial services industry, when determining the amount and form of compensation for executives.

Peer Group Data. The peer group data is gathered by Pearl Meyer from the proxy statements of a peer group of financial institutions in the United States. The peer group consists of a minimum of 15 financial institutions and is updated annually by the Committee, based on a process that includes recommendations from internal sources, including the Human Resources department, and external sources such as Pearl Meyer, to reflect the companies against which Trustmark competes for executive talent or for shareholder investment. The specific characteristics of the financial institutions comprising the peer group vary from year to year, but the companies are chosen based on a combination of various factors that include asset size and business mix. All 16 companies comprising the peer group for the Committee’s 2016 executive compensation determinations were included in the peer group used by the Committee for its 2015 determinations. For 2016, the Committee updated Trustmark’s peer group to remove financial institutions with less than $10 billion in total consolidated assets, as the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations impose various additional regulatory and operational requirements on bank holding companies with $10 billion or more in total consolidated assets. As a result of this update, First Financial Bancorp. (FFBC), First

Midwest Bancorp, Inc. (FMBI), Glacier Bancorp, Inc. (GBCI), Park National Corporation (PRK) and United Community Banks, Inc. (UCBI) were removed from Trustmark’s peer group for 2016. Additionally, FirstMerit Corporation (FMER) was initially included in Trustmark’s peer group, but was acquired during 2016 and was, therefore, removed from the peer group.

As of September 30, 2015, the 16 peer companies all had assets within a range of approximately 96% to 229% of Trustmark’s asset size, which the Committee considers an appropriate range for comparison purposes. The specific asset sizes for the peer companies listed in the report presented to the Committee in December 2015 ranged from approximately $11.9 billion to $28.3 billion, and the market capitalizations ranged from approximately $1.6 billion to $4.3 billion. Although Trustmark’s market capitalization and asset size were both substantially below the median for this peer group, the Committee felt it appropriate to limit the peer group to institutions with at least $10 billion in assets, as these institutions are subject to the same regulatory mandates as Trustmark.

For 2016, Trustmark’s peer group consisted of the following companies:

Company Name	Ticker	Company Name	Ticker	Company Name	Ticker

BancorpSouth, Inc.	BXS	FirstMerit Corporation (1)	FMER	Prosperity Bancshares, Inc.	PB
Bank of Hawaii Corporation	BOH	Fulton Financial Corporation	FULT	UMB Financial Corporation	UMBF
Commerce Bancshares, Inc.	CBSH	Hancock Holding Company	HBHC	Umpqua Holdings Corporation	UMPQ
Cullen/Frost Bankers, Inc.	CFR	IBERIABANK Corporation	IBKC	United Bankshares, Inc.	UBSI
F. N. B. Corporation	FNB	MB Financial, Inc.	MBFI	Valley National Bancorp	VLY
		Old National Bancorp	ONB	Webster Financial Corporation	WBS

(1)	FirstMerit Corporation (FMER) was initially included in Trustmark’s peer group for 2016 but was removed after being acquired in the third quarter of 2016.

The Committee uses the peer group data primarily to establish performance goals for long-term incentive awards and to help evaluate its pay for performance alignment. The Committee also uses the peer group data and, as applicable, survey data to assist with assessing Trustmark’s compensation competitiveness. In making its 2016 compensation recommendations, the Committee considered market data comparisons previously prepared by Pearl Meyer for 2014, including an analysis of the 25th, 50th (median) and 75th percentile of the compensation for base salary (aged forward using a predetermined factor), annual cash incentive, long-term equity incentives and the total of these elements as a point of reference for each NEO. In light of the extensive review and analyses of Trustmark’s executive compensation conducted in 2013 for 2014 compensation, as well as overall industry and economic stability, the Committee did not engage Pearl Meyer to provide updated market data for 2016. The Committee intends to seek updated data periodically as part of its overall strategy for monitoring Trustmark’s compensation competitiveness.

Recognizing that comparative pay assessments have inherent limitations, due to the lack of precise comparability of executive positions between companies, as well as the companies themselves, the comparative data are used only as a guide and the Committee does not fix any NEO’s compensation (or individual compensation elements) to a particular compensation level within this comparative data. In exercising its judgment to set pay levels, the Committee looks beyond the comparative data and also considers individual job responsibilities, individual performance, experience, compensation history (both at Trustmark and at prior employers in the case of new hires), company performance and company goals.

Compensation Mix. The Committee does not target a specific allocation among the various compensation components. Generally, more than one-half of the CEO’s compensation is contingent on performance, and approximately one-half of the compensation provided to the other NEOs is contingent on performance. In allocating compensation among salary, bonus and equity-based compensation, the Committee believes that the compensation of the senior-most levels of management with the greatest ability to influence Trustmark’s performance should be significantly performance-based, while lower levels of management should receive a greater portion of their compensation in base salary. The Committee also makes allocations between short-term and long-term compensation for NEOs.

The approximate percentages of salary, bonus and equity-based (using grant date fair value) compensation compared to the total of such compensation (referred to as total annual compensation) for 2016 for the NEOs were as follows:

Name	Base Salary %	Cash Bonus %	Equity Award %
Gerard R. Host	38%	28%	34%
Louis E. Greer	53%	25%	22%
Duane A. Dewey (1)	55%	22%	23%
Wayne A. Stevens	53%	24%	23%
Breck W. Tyler (2)	37%	49%	14%

(1)  Includes discretionary cash bonus of $10,000.

(2)  In addition to the annual cash bonus opportunity under the management incentive plan, Mr. Tyler receives a quarterly production bonus based on the mortgage department’s production. Both bonuses are reflected in the data above. For additional information on Mr. Tyler’s compensation, please see the discussion on page 24.

The Committee believes long-term equity awards are effective in aligning management’s interests with shareholder interests by rewarding NEOs for implementing long-term initiatives that take more than one fiscal year to accomplish, and promoting stability and continuity among the NEOs. However, a portion of the NEOs’ annual compensation is also linked to Trustmark’s annual performance to motivate and reward executives to achieve annual profit plan objectives and to attract and retain talented executives. In making these decisions, the Committee considers comparative market data and the recommendations of the CEO, among other things. Consistent with its executive compensation philosophy and goals, in 2016, the Committee provided that for the senior-most levels of management 100% of annual cash incentive payments and 67% of long-term equity-based awards would be determined based on achievement of performance targets.

Base Salaries.  Trustmark’s goal is to provide its executive management with fixed cash compensation in the form of base salary that will attract and retain highly qualified executives. Trustmark also uses base salary to reward top performance, industry and job specific knowledge, experience and leadership ability. The base salaries for Trustmark’s NEOs are typically established in the first quarter of the year after Trustmark’s financial information and performance results from the previous year are available, although mid-year adjustments are made occasionally to reflect changes in responsibility or other developments.

In establishing the CEO’s base salary, the Committee typically considers Pearl Meyer’s recommendations based on an analysis of peer group data and market data and also considers internal data provided by human resources personnel and the CEO’s individual performance and contributions relative to Trustmark’s corporate goals. In establishing base salaries of Trustmark’s other NEOs, the Committee typically considers the recommendations of the CEO, which are based on individual responsibility level, individual and company performance, total compensation histories for each NEO, the market data provided by Pearl Meyer for similar positions and a general understanding of executive compensation in the financial services industry. The CEO evaluates the other NEOs’ performance using the same metrics normally used for determining annual incentive plan awards. The Committee considers each of these factors but does not assign a specific value to any of them. The Committee’s process also involves a subjective component in evaluating each NEO’s overall span of responsibility and control, knowledge and leadership ability.

In light of the fact that base salaries were unchanged from 2014 to 2015, the Committee recommended and the Corporate Board and Bank Board, as appropriate, approved modest increases to base salaries for Messrs. Host, Greer, Dewey and Stevens for 2016. In view of his mortgage production bonus incentive opportunity, the Committee recommended and the Bank Board determined not to increase Mr. Tyler’s base salary in 2016.

The base salaries in effect during 2015 and 2016 were as shown below:

Name	2016 Base Salaries ($)	2015 Base Salaries ($)	% Change (%)
Gerard R. Host	$ 744,600	$ 730,000	2%
Louis E. Greer	$ 367,200	$ 360,000	2%
Duane A. Dewey	$ 355,817	$ 348,840	2%
Wayne A. Stevens	$ 340,211	$ 333,540	2%
Breck W. Tyler	$ 306,000	$ 306,000	0%

Cash Bonuses.  The Committee typically awards cash bonuses utilizing a structured, objective approach based upon the achievement of performance objectives set forth in an incentive plan. Cash bonuses constitute the largest cash component tied specifically to company performance. Cash bonuses under the annual management incentive plan are designed to reward achievement of Trustmark’s corporate goals and objectives, and, where applicable, line of business goals and objectives.

Annual Management Incentive Plan. Key features of the annual management incentive plan, each as may be adjusted by the Committee, include:

●	a primary emphasis on corporate/financial performance, as measured by NI and ROATE, and
●	a quantitative assessment of strategic achievements in areas of management including revenue, non-interest expense and credit quality at the corporate level or line of business level, as appropriate, and net income at the line of business level.

At the beginning of each year, Trustmark develops a bonus matrix for the management incentive plan. The performance goals are keyed to various corporate, strategic and line of business goals, and the performance results at or slightly above the target levels are intended to be achievable, but challenging. The CEO recommends the bonus matrix to the Committee, including overall incentive target payout levels for each NEO, stated as a percentage of base salary. The CEO also recommends performance measures, such as NI, ROATE, credit quality measures and non-interest expense, each as may be adjusted by the Committee, and the weightings to be assigned to the performance measures for each NEO.

The Committee reviews the CEO’s recommendations along with, as applicable, market data to ensure that proposed target payout levels provide an appropriate opportunity to earn bonuses and are competitive with the companies in Trustmark’s peer group. In addition, the Committee reviews the recommended performance measures and weightings, as well as the threshold and maximum performance ranges, and makes a recommendation to the Board for approval. In making its recommendation, the Committee may consider events outside the influence or control of the NEOs and may adjust the performance goals to exclude the effect of these events. The Committee did not include any such adjustments when recommending the performance goals for 2016.

After the target levels and performance goals and weightings have been approved by the Board, the Committee retains the discretion to adjust the target levels and performance goals and weightings during or after the year, on an individual or group basis, if the Committee determines additional adjustments are appropriate for this purpose. The Committee did not make any such adjustments for 2016. Following the end of a year, the Committee also has discretion to increase or decrease the amount of an award earned under the plan, change the individual weightings or adjust the threshold payout level and minimum performance goals, including when the minimum performance goals are not achieved. As explained further below, after year-end 2016 the Committee approved adjustments to the calculation of NI to exclude one-time net expenses related to the implementation of the Early Retirement Program (ERP) and the termination of the Capital Accumulation Plan, neither of which were contemplated at the time target levels and performance goals were set for 2016.

The following are the primary features of the management incentive plan:

●	uses NI as a primary corporate goal to focus on measures for which executives have direct accountability,
●	includes corporate strategic operational drivers (revenue, non-interest expense and non-performing assets as a percentage of total loans (including loans held for sale) plus other real estate (ORE) (excluding both acquired loans and covered other real estate)) with a weighting of at least 10% for each goal,
●	includes line of business performance goals for revenue, non-interest expense, criticized loans as a percentage of total loans (excluding acquired loans) and net income to mitigate incentive risks and reflect total performance of the business unit, and
●	includes a range of potential payouts of a threshold and maximum of 50% and 200% (of target payout level) to make the incentive payouts variable relative to performance.

The following table shows the threshold, target and potential maximum bonus payout levels established for each NEO under the management incentive plan, expressed as a percentage of base salary, for 2016:

Name	Below Threshold Bonus Payout Level (as percentage of salary) (1)	Threshold Bonus Payout Level (as percentage of salary)	Target Bonus Payout Level (as percentage of salary)	Potential Maximum Bonus Payout Level (as percentage of salary)
Gerard R. Host	---	35.0%	70%	140%
Louis E. Greer	---	22.5%	45%	90%
Duane A. Dewey	---	22.5%	45%	90%
Wayne A. Stevens	---	22.5%	45%	90%
Breck W. Tyler	---	20.0%	40%	80%

(1)	If performance is below the threshold level for each of an NEO’s goals under the management incentive plan, no bonus is earned under the plan absent exercise of discretion by the Committee.

Mr. Host’s overall target bonus payout level is established in his employment agreement. For 2016, overall incentive targets for NEOs were allocated among corporate performance goals, strategic operational drivers and, for NEOs working in specific lines of business, line of business goals. The corporate performance goals related to NI and ROATE, the strategic operational drivers related to revenue, efficiency (in the form of non-interest expense) and credit quality (in the form of non-performing assets to total loans and ORE), and the line of business goals related to these same or similar measures as applied to the specific line of business.

The following table shows the weightings of these goals for each NEO for 2016:

Name	Corporate Performance Goals	Strategic Operational Drivers	Line of Business Goals
Gerard R. Host	70%	30%	---
Louis E. Greer	70%	30%	---
Duane A. Dewey	30%	---	70%
Wayne A. Stevens	30%	---	70%
Breck W. Tyler	30%	---	70%

For 2016, the threshold and maximum performance levels continue to reflect the uncertainty of achieving the goals and provide variability in pay for changes in performance while also requiring high performance to reach the maximum payout level. For the 2016 bonus matrix, the Committee recommended and the Board approved the following threshold and maximum performance levels for the NEOs:

Performance Goal	Threshold Performance Level (as percentage of performance goal)	Maximum Performance Level (as percentage of performance goal)
Corporate Performance Goals:
Net income	80%	120%
ROATE	80%	120%
Corporate/Strategic Operational Drivers:
Total revenue (net interest income + non-interest income)	85%	115%
Non-interest expense	110%	90%
Non-performing assets/total loans + ORE	120%	80%
Line of Business Goals:
Total revenue	85%	115%
Non-interest expense	110%	90%
Criticized loans/total loans	120%	80%
Net income	80%	120%

Depending on achievement against the stated goals, the payout percentage, if any, for 2016 could range from a level of 50% of the target bonus payout (for threshold performance achievement) to a level of 100% (for target performance achievement) to a level of 200% (for maximum performance achievement). If performance is below the threshold level for each of an NEO’s goals under the management incentive plan, no bonus is earned under the plan absent exercise of discretion by the Committee.

In early 2017, the Committee reviewed Trustmark’s performance compared to the performance goals established under the management incentive plan for 2016. In calculating NI for 2016 for purposes of the management incentive plan, the Committee decided to exclude one-time net expenses related to the implementation of the ERP and the termination of the Capital Accumulation Plan. The ERP was implemented in April 2016 for associates with specific age and service requirements. The costs and benefits of the ERP were not included in Trustmark’s Board-approved budget for 2016 and thus were not contemplated at the time target levels and performance goals were set for 2016. The ERP’s implementation resulted in severance and other costs of $9.8 million, which were offset by salary and benefits savings of $4.2 million, representing a net cost of $3.4 million, after tax, in 2016. The ERP is expected to provide an estimated $8.5 million in salary and benefit savings for years ending after 2016. In addition, as discussed further below, in July 2016 the Board authorized the termination of the Capital Accumulation Plan, effective as of December 31, 2016. Trustmark incurred $1.3 million ($820 thousand after-tax) of one-time expenses related to the termination of this plan, which expenses were similarly not included in Trustmark’s Board-approved budget for 2016. Accordingly, the Committee and Board approved an adjustment to NI, as reported, to exclude the one-time net expenses associated with these events, for purposes of determining achievement against the NI performance goal.

The following table shows the relevant performance goals established for 2016 under the management incentive plan and the extent to which such goals were achieved:

Performance Goals	2016 Targets	2016 Results as Approved by the Committee	Percentage of Target Level Achieved
($ in millions)
Corporate Goals (all NEOs):
Net income	$116.21	$112.67	96.95%
ROATE	10.85%	10.34%	95.30%
Corporate Strategic/Operational Drivers (Host and Greer only):
Total revenue	$565.48	$561.79	99.35%
(net interest income + non-interest income)
Non-interest expense	$406.27	$400.41	101.46%
Non-performing assets/total loans + ORE	1.80%	1.38%	130.43%
Line of Business Goals (Dewey, Stevens and Tyler only):
Corporate Banking, Wealth Management,
Insurance and Texas Region (Dewey) --
Total revenue	$160.63	$158.19	98.48%
Non-interest expense	$73.58	$72.69	101.22%
Criticized loans/total loans	2.50%	5.80%	43.10%
Net income	$45.14	$42.68	94.55%
Retail Banking without Texas Region
(Stevens) --
Total revenue	$294.76	$295.29	100.18%
Non-interest expense	$126.32	$120.82	104.55%
Criticized loans/total loans	2.50%	2.65%	94.34%
Net income	$56.68	$57.40	101.27%
Mortgage Services (Tyler) --
Total revenue	$48.78	$54.57	111.87%
Non-interest expense	$30.04	$31.72	94.70%
Criticized loans/total loans	2.50%	1.32%	189.39%
Net income	$9.28	$12.35	133.08%

The Committee determined the bonus payments by applying the relevant weighting to the achievement of the applicable performance goals for each NEO. The bonus amounts for all NEOs were approved by the Committee and by the Bank Board in February 2017. On or about March 15, Trustmark will pay the following annual cash bonuses for 2016 performance under the management incentive plan:

Name	Total 2016 Annual Cash Bonus Paid ($)	Total Annual Cash Bonus Paid as Percentage of Base Salary (1) (%)	2016 Performance Achieved as Percentage of Target (2) (%)
Gerard R. Host	$547,579	73.5%	105%
Louis E. Greer	$173,575	47.3%	105%
Duane A. Dewey	$132,150	37.1%	89%
Wayne A. Stevens	$157,382	46.3%	103%
Breck W. Tyler	$186,568	61.0%	152%

(1)  Calculated using base salary as of March 1, 2016.

(2)  Performance achieved can range from 0% to a maximum of 200%, with target performance achievement being 100%. If performance achievement is below 50% for an NEO, no bonus is earned under the plan absent exercise of discretion by the Committee.

These 2016 annual cash bonus amounts are presented as Non-Equity Incentive Plan Compensation for 2016 in the “Summary Compensation Table for 2016” on page 30, including Mr. Tyler’s mortgage production bonus.

Discretionary Bonus. While the Committee generally awards cash bonuses under the management incentive plan, it awarded a $10,000 discretionary cash bonus to Mr. Dewey for his contributions to Trustmark’s overall performance in 2016.

Mortgage Production Bonus. In recognition that a quarterly production bonus is very common for executives in mortgage banking and in an effort to remain competitive with Trustmark’s peer companies, Mr. Tyler receives a quarterly production bonus based on the mortgage department’s production, in addition to the annual cash bonus under the management incentive plan. Mr. Tyler’s production bonus is based on a percentage of total mortgage production above a threshold production level each quarter for mortgages that conform to the Bank’s origination guidelines, subject to an annual cap. The specific formula is not publicly disclosed for competitive reasons.

Equity-Based Compensation. Long-term equity-based awards are an integral part of total compensation for NEOs and certain key managers with significant responsibility for Trustmark’s long-term results. Equity-based awards generally constitute the largest non-cash component of each NEO’s total compensation package. In connection with the establishment of an executive strategy committee in 2014, beginning with the 2015 awards, all members of the executive strategy committee (other than the CEO) receive the same size annual equity-based award and all other members of executive management receive the same slightly smaller annual equity-based award. Equity-based awards and the related performance goals for NEOs under the Amended and Restated Stock Plan are recommended by the Committee and approved by the Board generally at its first meeting of each year. Awards are typically made as early as practicable in the year to maximize the time-period for achieving performance goals associated with the awards. The Committee’s meeting schedule is determined several months in advance, so the proximity of any grant of awards to earnings announcements or other market events is coincidental.

The Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan:

●	authorizes the granting of restricted stock, restricted stock units (RSUs), performance units, stock options, stock appreciation rights (SARs) and other incentive awards (payable in cash or shares), all of which may be made subject to the attainment of performance goals established by the Committee,
●	provides for the ability to base an individual’s performance goals on specified corporate and line of business criteria, and
●	limits the maximum amount of restricted stock, stock options, SARs and other incentive awards that can be granted to a participant in any given year.

Trustmark awards a combination of performance-based restricted stock and time-based restricted stock to ensure alignment of executives’ interests with those of shareholders and to align the components of Trustmark’s equity-based compensation with that of its peers and to accomplish Trustmark’s equity award objectives, including executive officer retention and attraction. The Committee believes that performance-based restricted stock provides an effective means of delivering incentive compensation, a reward for achievement of long-term objectives and an effective means of executive retention, with normal vesting not occurring for three years. The Committee also believes that time-based restricted stock grants, which vest in three years, provides a balanced retention element against the negative impact of economic issues outside the control of management on the ultimate earning of performance-based awards.

At the time of the grant of each award, performance-based equity awards represent 67% of the total award and time-based equity awards represent 33%. The performance-based equity awards consist of a dual award of restricted stock and an equal number of restricted stock units. The restricted stock vests based on performance over a three-year performance period up to 100%, and the restricted stock units vest based on performance over the same three-year performance period exceeding 100% (up to a maximum of 200%). To the extent earned, the restricted stock units are settled in unrestricted shares issued after the performance period ends.

The performance-based restricted stock and restricted stock unit awards granted in 2016 vest based on the achievement of target percentages related to ROATE (50%), with vesting up to and including 100%, and TSR (50%), with vesting up to and including 100%, compared to Trustmark’s peer group. For each of ROATE and TSR, the threshold performance level is reached at the 30th percentile compared to the peer group, with 50% vesting occurring at the 50th percentile and 100% vesting occurring at the 75th percentile. The performance period began January 1, 2016, and continues through December 31, 2018. The restricted stock portion vests based on the vesting level achieved with respect to the ROATE and TSR performance in the aggregate up to 100%. If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%) for an executive who remains employed for the entire performance period, the restricted stock unit portion of the award will be earned to the extent of such vesting above 100% and settled in shares of unrestricted stock. Any restricted stock units earned will be paid during the first 2 1/2 months of 2019.

For 2015, based on analyses from Pearl Meyer reflecting that Trustmark’s long-term equity compensation was below the market median for these positions, the Committee recommended and the Board approved an increase in the value of the award to the members of the executive strategy committee other than Mr. Host (which includes Messrs. Greer, Dewey and Stevens). The goal of these increases was to improve the competitiveness of Trustmark’s long-term equity compensation and overall compensation for these NEOs and create a pay mix that is closer to market practices. In establishing award levels, the Committee generally does not consider the equity ownership levels of the recipients or prior awards that are fully vested. The value of the award to the members of the executive strategy committee was unchanged in 2016.

The executive generally must remain employed by Trustmark through the end of the performance period for the restricted stock and restricted stock units to vest fully (to the extent earned). The performance goals are scaled so that the recipient can receive a partial award in the event that acceptable, but not the target, results are achieved and so that performance above the target level yields higher awards. No interest is paid on the accumulated dividends. No dividend equivalents are accumulated on the restricted stock unit portion of the award.

The time-based awards granted in 2016 vest 100% at January 26, 2019, if the executive remains employed through such date (subject to certain exceptions). Dividends on any time-based restricted stock are accumulated and will vest and be paid only when and to the extent the shares to which they relate vest, subject to a six-month delay when required by Section 409A.

The following table reflects the grant date fair values of the performance-based restricted stock and restricted stock unit awards and time-based restricted stock awards granted to the NEOs in 2016:

Name	Value of Performance-Based Shares ($)	Value of Performance-Based RSUs (1) ($)	Value of Time-Based Shares ($)	Total ($)
Gerard R. Host	$426,159	---	$213,782	$639,941
Louis E. Greer	$98,348	---	$49,341	$147,689
Duane A. Dewey	$98,348	---	$49,341	$147,689
Wayne A. Stevens	$98,348	---	$49,341	$147,689
Breck W. Tyler	$78,674	---	$39,477	$118,151

(1)  The anticipated earning of the restricted stock unit portion of the performance-based equity award is projected to be zero, as the award’s ROATE and TSR vesting percentage is projected to be less than or equal to 100%.

The following table reflects the values realized by the NEOs on vesting of performance-based restricted stock awards and time-based restricted stock awards that vested during 2016 from grants made in prior years. See the “Option Exercises and Stock Vested for 2016” table on page 34 for more information.

Name	Value of Performance-Based Shares Vested (1) ($)	Value of Excess Shares Vested (2) ($)	Value of Time-Based Shares Vested (3) ($)	Total ($)
Gerard R. Host	$207,066	$43,055	$152,462	$402,583
Louis E. Greer	$37,270	$12,008	$27,445	$76,723
Duane A. Dewey	$37,270	$12,008	$27,445	$76,723
Wayne A. Stevens	$37,270	$12,008	$27,445	$76,723
Breck W. Tyler	$37,270	$12,008	$27,445	$76,723

(1)  Reflects 63% vesting of performance-based shares granted in 2013, based on Trustmark’s 3-year ROATE and TSR performance against its peer companies.

(2)  Reflects time-based excess shares that vested in February 2016. These shares were issued in 2013 in connection with the 120% vesting of performance-based shares granted in 2010.

(3)  Reflects vesting of time-based shares granted in 2013.

Retirement Benefits. Trustmark maintains several plans providing retirement benefits in which the NEOs and certain other associates participate, as described below.

Executive Deferral Plan. Because of the limits for tax qualified retirement plans, Trustmark maintains a defined benefit supplemental retirement plan (Executive Deferral Plan) that provides additional retirement benefits to selected executives. The Committee believes the plan is competitive with Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management. NEOs selected for plan participation by the Committee receive retirement benefits generally equal to 50% of their covered salaries. The retirement benefit is payable for life, but not less than 10 years, and commences at normal retirement age, which is 65, whether or not the participant is still employed, unless the early retirement or death provisions described below apply. Benefits payable pursuant to the plan are not subject to reduction for social security benefits.

The plan provides retirement and pre-retirement death benefits based upon a retirement benefit amount for each participant established by the Committee. The retirement benefit amount is based on the participant’s level of responsibilities and, in part, on his specified covered salary.

The following table shows, as to each NEO, annual retirement benefits currently anticipated to be paid at normal retirement:

Name	Annual Benefit ($)
Gerard R. Host	$ 300,000
Louis E. Greer	$ 100,000
Duane A. Dewey	$ 100,000
Wayne A. Stevens	$ 100,000
Breck W. Tyler	$ 100,000

The plan permits early retirement at or after age 55 with five years of plan participation. Benefits at early retirement are actuarially reduced. The plan also provides a deferred vested benefit payable at normal retirement age to a participant terminating for reasons other than retirement with at least one year of plan participation or retiring early with a pre-existing election to be paid commencing at his or her normal retirement date. Normally, the deferred benefit is accrued and vests at the rate of 1/10th of the anticipated normal retirement benefit for each year of plan participation for a maximum of 10 years. However, certain incremental increases vest over the time period ending in the year the participant reaches age 64. If a participant does not complete at least one year of plan participation, plan benefits are forfeited (except where the cessation of employment is due to death, retirement, total disability or just cause as defined in the plan). Should a participant die prior to retirement and prior to when the participant’s retirement benefit commences to be paid, the participant’s beneficiary will receive a death benefit equal to a percentage (100% for the first year and 75% for the remaining years) of a specified covered salary amount (which amount is twice the anticipated normal retirement benefit) for ten years or until the participant would have reached normal retirement age, whichever is later. Life insurance contracts have been purchased to fund payments under the plan.

See the “Pension Benefits for 2016” table on page 35 for more information regarding this plan.

Trustmark Capital Accumulation Plan. Trustmark previously maintained a non-contributory defined benefit plan (Trustmark Capital Accumulation Plan) that provided a “pension equity” benefit for substantially all associates, including NEOs, who were employed prior to January 1, 2007. Retirement benefits under the plan’s pension equity benefit formula were based on the length of credited service and final average compensation, as defined in the plan, through May 15, 2009, and vested upon three years of service.

In an effort to control expenses, participation and benefit accrual under the plan were frozen as of May 15, 2009 (except for certain grandfathered participants, none of whom are NEOs), so that individual pension amounts under the plan were not increased for compensation or service after May 15, 2009 (other than for the grandfathered participants). After May 15, 2009, the pension equity lump sum credit balance of each NEO increased only for interest credited under IRS regulations (but only until the plan benefit commences to be paid).

On July 26, 2016, the Board authorized the termination of the plan, effective as of December 31, 2016. To satisfy commitments made by Trustmark to associates (none of whom are NEOs) covered through acquired plans that were merged into the plan, the Board also approved the spin-off of the portion of the plan associated with these accrued benefits into a new plan titled the Trustmark Corporation Pension Plan for Certain Employees of Acquired Financial Institutions, effective as of December 31, 2016, immediately prior to the termination of the Plan.

In order to terminate the plan, in accordance with Internal Revenue Service and Pension Benefit Guaranty Corporation requirements, Trustmark is required to fully fund the plan on a termination basis. Participants in the plan have a choice of receiving a lump sum cash payment or annuity payments under a group annuity contract purchased from an insurance carrier, subject to certain exceptions. These distributions will occur in the second quarter of 2017.

For 2016, the maximum annual benefit allowable by tax law under the plan was $210,000. Amounts payable pursuant to the plan are not subject to reduction for social security benefits.

See the “Pension Benefits for 2016” table on page 35 for more information regarding this plan.

Non-Qualified Deferred Compensation Plan. Trustmark also provides a non-qualified deferred compensation plan that provides additional cash compensation deferral opportunities for executives who may be impacted by the compensation and contribution limits that restrict participation in Trustmark’s 401(k) plan. The Committee believes the plan is competitive with those offered by Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management. The plan allows executives, including NEOs, to defer on a pre-tax basis up to 90% of annual base salary and/or cash bonus. No contribution is made to the plan by Trustmark. Each executive’s deferred income is credited to an account, which is deemed invested in and mirrors the performance of one or more designated investment funds available under the plan and selected at the option of the executive. Distributions can be received under this plan upon retirement, death, long-term disability, termination of employment or during employment at specified dates.

See the “Non-Qualified Deferred Compensation for 2016” table on page 36 for more information regarding this plan.

Perquisites; Other Benefits.  Perquisites provided to each NEO are reviewed annually within the context of Trustmark’s executive compensation program, market practices and the nature of each NEO’s responsibilities. Generally, Trustmark limits the types of perquisites offered to NEOs as shown in the “All Other Compensation for 2016” table on page 31.

Consistent with most other financial institutions in its peer group, Trustmark encourages executive management to belong to a golf or social club so that there is an appropriate entertainment forum for customers and appropriate interaction with the executives’ communities. Trustmark pays the initiation fee and annual dues for a club membership for some of the NEOs. In addition, Trustmark provides Mr. Host with use of a company-owned automobile, as it does for Mr. Stevens, due to his responsibilities, which require him to travel frequently between various Trustmark offices and branch locations. Messrs. Host and Stevens also use these automobiles for personal transportation. Relocation benefits are also provided and individually negotiated.

The Committee believes the currently-offered perquisites are minimal in overall cost and competitively necessary to attract and retain talented executives. As the needs of Trustmark and the responsibilities of the NEOs change, the

Committee may consider offering different or additional perquisites as appropriate to support Trustmark’s business and attract and retain talented executives. For example, in January 2013, the Board authorized an annual allowance of up to 15 hours of personal use of Trustmark’s airplane for the CEO. The Committee approved this perquisite as both a competitive attraction and retention tool and to provide an efficient way to minimize travel time commitments for the CEO and maximize his available time for company business.

In addition, NEOs are eligible to participate in the same benefit plans available to all other salaried associates. These include:

●	health insurance (portion of costs),
●	basic life insurance,
●	long-term disability insurance, and
●	participation in Trustmark’s 401(k) plan, including a company match.

Severance and Change in Control Benefits.  Upon any termination of employment, the executives would be entitled to receive their vested benefits under the 401(k) plan, pension plan (Trustmark Capital Accumulation Plan), non-qualified deferred compensation plan (NQDC Plan) and supplemental retirement plan (Executive Deferral Plan), although these benefits generally would not be increased or accelerated (except for the acceleration of additional years of service provided under the Executive Deferral Plan under certain circumstances).

Trustmark believes that additional severance benefits are appropriate for executive management because it may be difficult for senior executives to find comparable employment within a short period of time. As discussed above, Trustmark’s restricted stock and restricted stock unit awards provide for accelerated vesting upon a change in control and upon certain termination events, and an incremental benefit is provided under the Executive Deferral Plan upon certain termination events following a change in control.

In light of the CEO’s role and importance to the success of Trustmark, the Committee believes that it is appropriate to provide for severance and change in control benefits in a written agreement. Mr. Host’s employment agreement with Trustmark is described below under “Employment and Change of Control Agreements with NEOs.” In addition, in light of the important role of executive management to the success of Trustmark, the Committee believes that providing change in control benefits to the CEO and other members of executive management should eliminate any reluctance to pursue potential change in control transactions that may be in the best interests of shareholders. The NEOs’ change in control agreements with Trustmark are described below. Trustmark also believes that the severance and change in control benefits it provides are customary among its peers.

With the exception of the accelerated vesting of restricted stock and restricted stock unit awards, Trustmark’s change in control benefits provided to the CEO and other members of executive management are generally “double trigger,” which means that the benefits are payable only if the executive’s employment is terminated other than for cause, death or disability or if the executive resigns for good reason, in each case within a specified period following a change in control. Trustmark believes that these benefits are consistent with the general practice among its peers. In addition, Trustmark believes the use of a double trigger in most cases reasonably balances the needs of the executive and Trustmark by protecting the legitimate interests of executives in employment security without unduly burdening Trustmark or shareholder value.

Trustmark does not provide any tax gross-ups related to severance or other compensation or benefits that executives may receive in connection with a change in control. Change in control benefits are provided on a “best net” approach, under which an executive’s change in control benefits are reduced to avoid the golden parachute excise tax only if such a reduction would cause the executive to receive more after-tax compensation than without a reduction.

For additional information on Trustmark’s employment and change of control agreements with its NEOs, please see “Employment and Change of Control Agreements with NEOs” beginning on page 38.

Deductibility of Compensation.  In making compensation decisions, the Committee considers Section 162(m) of the Internal Revenue Code, which limits the tax deductibility of certain compensation in excess of $1 million paid to Trustmark’s NEOs. The Committee believes it is generally in Trustmark’s best interest, and that of its shareholders, to offer compensation that is deductible under Section 162(m). It is, therefore, the Committee’s general preference that grants of performance-based equity and other incentive awards made pursuant to Trustmark’s stock and incentive compensation plans comply with the deductibility requirements of Section 162(m) or be in amounts that normally would not be expected to result in non-deductibility under Section 162(m).

The Committee also believes, however, that in certain circumstances factors other than tax deductibility should take precedence when determining the forms and levels of executive compensation. Given the competitive market for outstanding executives, for example, the Committee believes that it is important to retain the flexibility to determine compensation elements consistent with Trustmark’s compensation philosophy, even if some executive compensation is not fully deductible under Section 162(m). Accordingly, the Committee does approve elements of compensation for certain executives that are not fully deductible by Trustmark and reserves the right to do so in the future when appropriate. For that reason, Trustmark’s annual cash bonus management incentive plan is currently designed to provide compensation that may not be deductible under Section 162(m) for all NEOs. Further, there is no guarantee that compensation awarded or paid by Trustmark that is intended to qualify for deductibility under Section 162(m) will be fully deductible. In 2016, a portion of Mr. Host’s compensation was not deductible by Trustmark under Section 162(m).

Policy Against Hedging and Limitations on Pledging.  To ensure that executive officers bear the full risks of stock ownership, Trustmark’s insider trading policy prohibits executive officers, among others, from engaging in options trading, short sales or hedging transactions relating to Trustmark stock. With limited exceptions, executive officers are also prohibited from pledging or creating a security interest in any Trustmark stock they hold, and no executive officer currently holds any Trustmark stock that is pledged or otherwise subject to a security interest.

Stock Ownership Guidelines.  To help mitigate risks associated with Trustmark’s compensation programs and encourage management to focus on long-term growth and financial success, Trustmark has guidelines that require the CEO and other members of executive management to own a minimum number of shares of Trustmark stock equal in value to a multiple of their base salary in effect when appointed CEO or a member of executive management, as follows:

Multiple of Base Salary

CEO	4x
Executive Strategy Committee	2x
Other Executive Management	1.5x

The guidelines provide that the applicable ownership level should be reached within five years from the later of January 22, 2013, or the date of appointment as CEO or as a member of the executive strategy committee or executive management, as applicable. Pledged shares are not considered to be owned for purposes of the stock ownership guidelines. The Human Resources Committee reviews stock ownership levels of executive management annually. Until an executive has reached the applicable ownership level, the executive is required to hold 100% of the shares received from any Trustmark stock awards.

Executive Compensation Recoupment.  Since 2011, the Committee has included clawback provisions in performance-based restricted stock awards and the management incentive plan with respect to annual cash bonuses that may be earned under the plan. Under these provisions, any performance-based restricted stock or restricted stock unit award that vests or cash bonus paid is subject to recovery by Trustmark as required by applicable federal law and/or such basis as the Board determines. The Committee anticipates adopting a comprehensive executive clawback policy if the SEC publishes final rules implementing the clawback requirements from the Dodd-Frank Act.

Analysis of Risk Associated with Trustmark’s Compensation Policies and Practices.  In late 2016 and early 2017, the Committee, together with Trustmark’s risk officers, conducted an in-depth risk assessment of Trustmark’s compensation policies and practices. Management prepared detailed materials regarding the operation of Trustmark’s various compensation arrangements with its associates and submitted the materials to Trustmark’s risk officers, who reviewed the materials with the members of management most closely involved with the respective compensation arrangements. Trustmark’s risk officers identified the key enterprise risks to which Trustmark is subject, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic, reputational and other risks, and focused their review on the compensation arrangements most likely to implicate those risks. Trustmark’s Chief Risk Officer & General Counsel presented the risk officers’ conclusions and supporting materials to the Committee, which reviewed and discussed the analysis at its meeting on February 15, 2017. The Committee has concluded that Trustmark’s compensation policies and practices have sufficient mitigating features and controls to maintain an appropriate balance between prudent business risk and resulting compensation, and encourage appropriate risk behavior consistent with Trustmark’s risk appetite, business strategy and profit goals. Some of the mitigating features and controls used are the overall compensation mix, weighting of performance metrics, timing of awards in relation to performance measurement period, use of full value equity-based awards with multi-year vesting periods, and establishment of targets with payouts at multiple levels of performance, chargeback provisions on returned or unearned commissions, capped upside opportunities, and oversight by executive management and the Board. In addition, Trustmark’s incentive compensation arrangements are subject to a system of internal controls to ensure that incentive compensation is properly tracked, approved and paid. Trustmark’s internal controls include comparisons throughout the year of performance results against performance requirements, approval by appropriate levels of management, the Committee, the Board and/or the Bank Board of incentive compensation payouts, with separate review and approval by division controllers of lines of business that have significant incentive compensation payouts, and coordination among human resources, accounting, and payroll personnel to ensure that incentive compensation payouts that have been approved are appropriately reconciled to those approvals before and after payment is made. As a result, the Committee concluded that Trustmark’s compensation policies and practices are not reasonably likely to have a material adverse effect on Trustmark, do not encourage imprudent risk-taking behavior and are consistent with maintaining the organization’s safety and soundness.

Summary Compensation Table for 2016

The following table summarizes the compensation components for the CEO, the CFO and each of the next three most highly compensated executive officers during 2016 and indicates their positions as of December 31, 2016. The amounts reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column were not paid to the NEOs in any year shown. These amounts represent the annual change in the present value of potential future benefits the NEOs might receive upon retirement, assuming the benefits have vested.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
Gerard R. Host	2016	$742,167	---	$639,941	---	$547,579	$162,577	$78,684	$2,170,948
President and CEO,	2015	$730,000	---	$710,112	---	$545,091	---	$70,037	$2,055,240
Trustmark Corporation;	2014	$727,333	---	$800,636	---	$815,410	$814,082	$108,973	$3,266,434
President and CEO,
Trustmark National Bank
Louis E. Greer	2016	$366,000	---	$147,689	---	$173,575	$105,112	$30,340	$822,716
Treasurer and	2015	$360,000	---	$163,886	---	$172,836	$43,017	$30,486	$770,225
Principal Financial Officer,	2014	$358,750	---	$147,820	---	$258,516	$297,151	$32,364	$1,094,601
Trustmark Corporation;
Executive Vice President and
Chief Financial Officer,
Trustmark National Bank
Duane A. Dewey	2016	$354,654	$10,000	$147,689	---	$132,150	$46,976	$28,688	$720,157
President-Corporate Banking,	2015	$348,840	---	$163,886	---	$146,024	---	$28,674	$687,424
Trustmark National Bank	2014	$347,700	---	$147,820	---	$216,630	$258,715	$30,210	$1,001,075
Wayne A. Stevens	2016	$339,099	---	$147,689	---	$157,382	$54,751	$38,704	$737,625
President-Retail Banking,	2015	$333,540	---	$163,886	---	$186,249	---	$36,873	$720,548
Trustmark National Bank	2014	$332,450	---	$147,820	---	$245,119	$234,055	$38,490	$997,934
Breck W. Tyler	2016	$306,000	---	$118,151	---	$411,568	$75,353	$20,668	$931,740
President-Mortgage Services,	2015	$306,000	---	$131,109	---	$387,534	$3,769	$20,612	$849,024
Trustmark National Bank	2014	$306,000	---	$147,820	---	$343,083	$276,772	$22,871	$1,096,546

(1)  In 2016, Mr. Dewey was awarded a $10,000 discretionary bonus for his contribution to Trustmark’s overall performance in 2016. No discretionary bonuses were awarded to the NEOs for 2015 or 2014.

(2)  The amounts in this column reflect restricted stock and restricted stock unit awards granted to the NEOs during 2016, 2015 and 2014 and are disclosed as the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718, based, in the case of performance-based awards, on the then-anticipated outcome and excluding the impact of estimated forfeitures. These awards include performance-based awards that will vest only if the related performance measures are achieved. For the performance-based awards granted in 2016, 2015 and 2014, the amounts reported in this column reflect the grant date fair value based on the achievement of less than the maximum performance level. The grant date fair values, based on achievement of the maximum performance level, would be as follows for the awards granted in 2016, 2015 and 2014, respectively: Mr. Host -- $661,816, $665,579, $640,332; Messrs. Greer, Dewey and Stevens -- $152,732, $153,593, $118,236; and Mr. Tyler --$122,179, $122,874, $118,236. Assumptions used in the calculation of these amounts are included in Note 16 to Trustmark’s audited financial statements for the year ended December 31, 2016, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 21, 2017.

(3)  No stock option awards were made during 2016, 2015 or 2014.

(4)  This column shows the value of annual cash bonuses earned under Trustmark’s management incentive plan. Non-equity incentive plan compensation for Mr. Tyler includes both his annual cash bonus earned under Trustmark’s management incentive plan and his quarterly mortgage department production bonus incentives.

(5)  The amounts shown in the table above for 2016, 2015 and 2014 reflect the changes in actuarial present value of the NEO’s accumulated benefits under the Trustmark Capital Accumulation Plan and Executive Deferral Plan, determined using interest rate and mortality rate assumptions consistent with those used in Trustmark’s audited financial statements and include amounts which the NEO may not currently be entitled to receive because such amounts are not yet vested. In 2015 (for Messrs. Host, Dewey and Stevens), changes in pension value were negative and driven largely by an increase in the discount rate applied to calculate the present value of future pension payments. The 2015 negative changes in pension values were as follows: Host -- $(24,519), Dewey -- $(32,233) and Stevens -- $(22,676). In 2015, the incremental increase in Executive Deferral Plan benefits for Messrs. Greer and Tyler was greater than the negative effects of the increase in discount rate. There is no above-market interest or earnings to report with respect to deferred compensation.

(6)  See the following table for details of all other compensation for 2016.

All Other Compensation for 2016

The detail of all other compensation for 2016 is included in the following table:

Name	Use of Company Airplane (1) ($)	Automobile Allowance/Use of Company-Provided Automobile (2) ($)	Dividends on Unvested Time- Based Restricted Stock (3) ($)	Club Dues ($)	401(k) Match ($)	Total ($)
Gerard R. Host	$22,564	$7,884	$25,825	$6,511	$15,900	$78,684
Louis E. Greer	---	---	$5,613	$8,827	$15,900	$30,340
Duane A. Dewey	---	---	$5,613	$7,175	$15,900	$28,688
Wayne A. Stevens	---	$10,015	$5,613	$7,176	$15,900	$38,704
Breck W. Tyler	---	---	$4,768	---	$15,900	$20,668

(1)  The aggregate incremental cost of Mr. Host’s personal use of the company airplane is calculated based on the annual cost of operating the company airplane. Operating costs include depreciation, fuel, maintenance, insurance, flight crew expenses (including pilot salaries), landing fees and hangar expenses, and other miscellaneous expenses. Total annual operating costs are divided by the total number of hours the company airplane was used during the year to determine the average operating cost per hour. The average operating cost per hour is then multiplied by the hours Mr. Host used the company airplane for personal use to determine Trustmark’s aggregate incremental cost.

(2)  The aggregate incremental cost of Messrs. Host’s and Stevens’ personal use of a company-owned automobile is calculated based on the annual cost to Trustmark to own and operate each automobile (taking into account depreciation, insurance, taxes, repairs, maintenance and fuel) multiplied by the percentage that Messrs. Host and Stevens, respectively, used the automobile for personal rather than business travel.

(3)  The amounts in this column reflect the dividends credited to shares of unvested time-based restricted stock held by the NEOs on each dividend payment date during 2016. These dividends are accumulated and will vest and be paid only when and to the extent the related restricted shares vest, subject to a six-month delay when required by Section 409A.

Grants of Plan-Based Awards for 2016

The following table presents information regarding incentive-based cash bonuses and equity awards granted to the NEOs during or for the year ended December 31, 2016, under Trustmark’s annual management incentive plan (cash), the mortgage department production bonus incentive for Mr. Tyler (cash) and Amended and Restated Stock Plan (restricted stock/restricted stock units) and, in the case of incentive-based awards, reflects the amounts that could be earned or received under such awards:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (3) (#)	Options (#)	Awards ($/Sh)	Awards (4) ($)
Gerard R. Host		$260,610	$521,220	$1,042,440	---	---	---	---	---	---	---
	1/26/2016	---	---	---	3,696	21,120	42,240	---	---	---	$426,159
	1/26/2016	---	---	---	---	---	---	10,403	---	---	$213,782
Louis E. Greer		$82,620	$165,240	$330,480	---	---	---	---	---	---	---
	1/26/2016	---	---	---	853	4,874	9,748	---	---	---	$98,348
	1/26/2016	---	---	---	---	---	---	2,401	---	---	$49,341
Duane A. Dewey		$80,059	$160,118	$320,235	---	---	---	---	---	---	---
	1/26/2016	---	---	---	853	4,874	9,748	---	---	---	$98,348
	1/26/2016	---	---	---	---	---	---	2,401	---	---	$49,341
Wayne A. Stevens		$76,547	$153,095	$306,190	---	---	---	---	---	---	---
	1/26/2016	---	---	---	853	4,874	9,748	---	---	---	$98,348
	1/26/2016	---	---	---	---	---	---	2,401	---	---	$49,341
Breck W. Tyler		$61,200	$122,400	$244,800	---	---	---	---	---	---	---
		---	---	$225,000	---	---	---	---	---	---	---
	1/26/2016	---	---	---	682	3,899	7,798	---	---	---	$78,674
	1/26/2016	---	---	---	---	---	---	1,921	---	---	$39,477

(1)  The amounts shown in these columns reflect the minimum possible payment level (threshold) under the management incentive plan awards, which was 50% of the target amount shown, the target payment under the awards and the maximum possible payment under the awards, which was 200% of the target. All of these amounts are percentages of the executive’s base salary as of March 1, 2016. The amount of the award actually earned by the NEOs was recommended by the Committee on February 15, 2017 and approved by the Board on February 16, 2017. For Mr. Tyler, the amounts shown in the second row reflect the maximum amount he can earn annually under a quarterly production incentive based on the mortgage department’s origination, above a threshold production level, of mortgages that conform to the Bank’s mortgage origination guidelines. The production incentive does not have a threshold or target level. Amounts actually earned for 2016 are reported as Non-Equity Incentive Plan Compensation in the “Summary Compensation Table for 2016” on page 30.

(2)  Reflects the performance-based restricted stock and restricted stock unit awards granted on January 26, 2016. For a description of the vesting conditions and other features of the performance-based restricted stock and restricted stock unit awards, please see “Equity-Based Compensation” beginning on page 25.

(3)  Reflects the number of time-based restricted shares granted on January 26, 2016. For a description of the vesting conditions and other features of the time-based restricted stock, please see “Equity-Based Compensation” beginning on page 25.

(4)  The amounts in this column reflect the grant date fair value of the performance-based restricted stock and restricted stock unit awards computed in accordance with ASC Topic 718, in each case based on the then-anticipated outcome and the grant date fair value of the time-based restricted stock computed in accordance with ASC Topic 718.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table presents information regarding unvested performance-based restricted stock and restricted stock unit awards and time-based restricted stock awards held by NEOs at December 31, 2016. All awards in the table below were granted under the Amended and Restated Stock Plan. None of the NEOs held any unexercised options at December 31, 2016.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Gerard R. Host	1/28/2014 (3)	8,181	$291,653	---	---
	1/28/2014 (4)	---	---	15,863	$ 565,516
	1/27/2015 (3)	9,487	$338,212	---	---
	1/27/2015 (5)	---	---	19,262	$ 686,690
	1/26/2016 (3)	10,403	$370,867	---	---
	1/26/2016 (6)	---	---	21,120	$ 752,928
		28,071	$1,000,732	56,245	$2,005,134
Louis E. Greer	1/28/2014 (3)	1,510	$53,832	---	---
	1/28/2014 (4)	---	---	2,929	$ 104,419
	1/27/2015 (3)	2,190	$78,074	---	---
	1/27/2015 (5)	---	---	4,445	$ 158,464
	1/26/2016 (3)	2,401	$85,596	---	---
	1/26/2016 (6)	---	---	4,874	$ 173,758
		6,101	$217,502	12,248	$ 436,641
Duane A. Dewey	1/28/2014 (3)	1,510	$53,832	---	---
	1/28/2014 (4)	---	---	2,929	$ 104,419
	1/27/2015 (3)	2,190	$78,074	---	---
	1/27/2015 (5)	---	---	4,445	$ 158,464
	1/26/2016 (3)	2,401	$85,596	---	---
	1/26/2016 (6)	---	---	4,874	$ 173,758
		6,101	$217,502	12,248	$ 436,641
Wayne A. Stevens	1/28/2014 (3)	1,510	$53,832	---	---
	1/28/2014 (4)	---	---	2,929	$ 104,419
	1/27/2015 (3)	2,190	$78,074	---	---
	1/27/2015 (5)	---	---	4,445	$ 158,464
	1/26/2016 (3)	2,401	$85,596	---	---
	1/26/2016 (6)	---	---	4,874	$ 173,758
		6,101	$217,502	12,248	$ 436,641
Breck W. Tyler	1/28/2014 (3)	1,510	$53,832	---	---
	1/28/2014 (4)	---	---	2,929	$ 104,419
	1/27/2015 (3)	1,752	$62,459	---	---
	1/27/2015 (5)	---	---	3,556	$ 126,771
	1/26/2016 (3)	1,921	$68,484	---	---
	1/26/2016 (6)	---	---	3,899	$ 138,999
		5,183	$184,775	10,384	$ 370,189

(1)  Dividends on the restricted shares are accumulated, vest and are paid only when and to the extent the underlying restricted shares vest, subject to a six-month delay when required by Section 409A. No interest is paid on accumulated dividends. No dividend equivalents are accumulated on the restricted stock units. Accelerated vesting of these shares and units may occur based on the executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason if provided in the executive’s employment agreement or a change in control.

(2)  The market value of shares or units that have not vested is the number of reported shares or units, as applicable, multiplied by the closing market price of Trustmark’s common stock on December 31, 2016, which was $35.65 per share.

(3)  Reflects time-based restricted stock granted, which vests 100% on the third anniversary of the grant date, if the executive remains employed through such date. See footnote (1) above for information regarding dividend accumulation and the events that may trigger partial time-weighted accelerated vesting with respect to these shares.

(4)  For awards granted on January 28, 2014, reflects the number of performance-based restricted shares that vested under the award on February 15. 2017. The vesting conditions and other features of the performance-based restricted stock and restricted stock unit awards were the same as the awards granted on January 26, 2016, which are described under the heading “Equity-Based Compensation” beginning on page 25. Because of the achievement of a performance-based vesting level with respect to the ROATE and TSR targets of less than 100% in the aggregate (95.5% out of a maximum of 200%), no additional achievement shares were issued. Also see footnote (1) above for information regarding dividend accumulation on the restricted shares and the events that could have triggered partial time-weighted performance vesting.

(5)  For awards granted on January 27, 2015, reflects the target (100%) number of performance-based restricted shares granted. The awards vest over a January 1, 2015, through December 31, 2017, performance period. The vesting conditions and other features of the performance-based restricted stock and restricted stock unit awards are the same as the awards granted on January 26, 2016, which are described under the heading “Equity-Based Compensation” beginning on page 25. Also see footnote (1) above for information regarding dividend accumulation on the restricted shares and the events that may trigger partial time-weighted performance vesting.

(6)  For awards granted on January 26, 2016, reflects the target (100%) number of performance-based restricted shares granted. The awards vest over a January 1, 2016, through December 31, 2018, performance period. For a description of the vesting conditions and other features of the performance-based restricted stock and restricted stock unit awards, please see “Equity-Based Compensation” beginning on page 25. Also see footnote (1) above for information regarding dividend accumulation on the restricted shares and the events that may trigger partial time-weighted performance vesting.

Option Exercises and Stock Vested for 2016

The following table presents information regarding restricted stock that vested during 2016 for each of the NEOs. None of the NEOs exercised options during 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
Gerard R. Host	18,668	$402,583
Louis E. Greer	3,551	$ 76,723
Duane A. Dewey	3,551	$ 76,723
Wayne A. Stevens	3,551	$ 76,723
Breck W. Tyler	3,551	$ 76,723

(1) Represents the total number of restricted shares that vested during 2016, without taking into account any shares that were surrendered or withheld for applicable tax obligations.
(2) Value realized is the gross number of shares multiplied by the market price of Trustmark’s common stock on the date of vesting.

Pension Benefits for 2016

The Executive Deferral Plan and the Trustmark Capital Accumulation Plan are discussed in more detail under “Executive Deferral Plan” on page 26 and “Trustmark Capital Accumulation Plan” on page 27. As noted in that discussion, the Trustmark Capital Accumulation Plan was terminated, effective as of December 31, 2016. Participants in the plan, including the NEOs, have a choice of receiving a lump sum cash payment or annuity payments under a group annuity contract purchased from an insurance carrier, subject to certain exceptions. These distributions will occur in the second quarter of 2017.

The following table shows the present value at December 31, 2016, of accumulated benefits payable to each NEO, including the number of years of service credited, under each of the Trustmark Capital Accumulation Plan and the Executive Deferral Plan, determined using interest rate and mortality rate assumptions included in Note 15 to Trustmark’s audited financial statements for the year ended December 31, 2016, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 21, 2017:

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (2)(3) ($)	Payments During Last Fiscal Year ($)
Gerard R. Host	Trustmark Capital Accumulation Plan	25	$500,128	---
	Executive Deferral Plan	24	$3,806,719	---
Louis E. Greer	Trustmark Capital Accumulation Plan	22	$344,045	---
	Executive Deferral Plan	18	$1,110,293	---
Duane A. Dewey	Trustmark Capital Accumulation Plan	5	$65,512	---
	Executive Deferral Plan	13	$1,086,825	---
Wayne A. Stevens	Trustmark Capital Accumulation Plan	23	$156,545	---
	Executive Deferral Plan	13	$723,944	---
Breck W. Tyler	Trustmark Capital Accumulation Plan	19	$334,827	---
	Executive Deferral Plan	16	$896,630	---

(1)  Actual years of service as a Trustmark associate for each NEO is as follows: Host -- 32, Greer -- 29, Dewey -- 13, Stevens -- 30 and Tyler -- 26. For purposes of the Executive Deferral Plan, NEOs normally receive one year of credited service for every 12 months of employment with Trustmark since commencement of participation in the plan. For purposes of calculating years of credited service for the Trustmark Capital Accumulation Plan, NEOs received one year of credited service for every calendar year in which they worked 1,000 hours (but disregarding hours of service after May 15, 2009, due to the benefit accrual freeze under the plan). Therefore, the number of years of credited service as an associate and years of credited service for the Trustmark Capital Accumulation Plan and the Executive Deferral Plan may differ. Also, since the date of entry into the Executive Deferral Plan could be subsequent to the date of entry into the Trustmark Capital Accumulation Plan, the number of years of credited service for each plan may be different depending on each respective date of entry. This table assumes the entire service period was completed under the benefit formula that was effective for service through December 31, 2016, and thereafter, subject to the benefit accrual freeze as of May 15, 2009, for the Trustmark Capital Accumulation Plan.

(2)  Includes amounts under the Executive Deferral Plan which Messrs. Greer, Stevens and Tyler would not currently be entitled to receive because such amounts are not vested. In connection with a 2013 increase in their annual retirement benefits, they become vested in the increased amount over time through the year each attains age 64.

(3)  The present value of accumulated benefit is based on converting the lump sum attributable to credits earned to date to an annuity payable at retirement age, which is then discounted back to December 31, 2016.

Non-Qualified Deferred Compensation for 2016

Trustmark’s non-qualified deferred compensation plan is discussed in more detail under “Non-Qualified Deferred Compensation Plan” on page 27. The following table presents information relating to each NEO’s participation in the plan:

Name	Executive Contributions in Last Fiscal Year (1) ($)	Trustmark Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End (3) ($)
Gerard R. Host	$ 490,582	---	$ 327,913	---	$ 3,828,808
Louis E. Greer	$ 5,000	---	$ 8,948	---	$ 88,205
Duane A. Dewey	---	---	$ 19,947	---	$ 269,204
Wayne A. Stevens	$ 46,562	---	$ 5,313	---	$ 56,612
Breck W. Tyler	---	---	$ 144,806	---	$ 1,264,663

(1)  This amount is included in 2016 non-equity incentive plan compensation for the NEO in the “Summary Compensation Table for 2016” on page 30.

(2)  The amounts in this column consist of investment gains for 2016 and do not include any above-market earnings.

(3)  Of the amounts disclosed in this column, the following amounts were previously reported as compensation to the NEO in a Summary Compensation Table prior to 2016: Host -- $2,289,413, Greer -- $32,500, Dewey -- $209,045 and Tyler -- $458,158.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments that would be made to each of the NEOs in various termination and change in control scenarios based on compensation, benefit and equity levels in effect on December 31, 2016. The amounts shown are estimates, and assume that the termination or change in control event occurred on December 31, 2016. The actual amounts to be paid can only be determined at the time of an NEO’s actual termination of employment or an actual change in control of Trustmark.

In accordance with SEC regulations, the following table does not report any amount to be provided to an NEO that does not discriminate in scope, terms or operation in favor of Trustmark’s executive officers and which is available generally to all salaried employees, and excludes (i) amounts accrued through December 31, 2016, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under the Trustmark Capital Accumulation Plan, Executive Deferral Plan, NQDC Plan and 401(k) plan, and (iii) already vested equity awards.

Name	Incremental Compensation and Benefit Payments	Non-CIC Termination by Company Without Cause or by Executive for Good Reason under Agreement	CIC Termination by Company Without Cause or by Executive for Good Reason under Agreement (1)
Gerard R. Host (2)	Severance (3)	---	$1,437,993
	Covenant Payment (3)(4)	$2,875,986	$2,875,986
	Restricted Stock -- Accelerated Vesting (5)	$1,417,031	$1,417,031
	Executive Deferral Plan (6)(7)	---	---
	Health & Welfare Benefits (8)	$ 44,312	$ 66,468

	Totals	$4,337,329	$5,797,478
Louis E. Greer	Severance (3)	---	$1,163,352
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (5)	$ 312,512	$ 312,512
	Executive Deferral Plan (6)(7)	---	$ 158,613
	Health & Welfare Benefits (8)	---	$ 33,234

	Totals	$ 312,512	$1,667,711
Duane A. Dewey	Severance (3)	---	$1,071,962
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (5)	$ 312,512	$ 312,512
	Executive Deferral Plan (6)(7)	---	---
	Health & Welfare Benefits (8)	---	$ 37,485

	Totals	$ 312,512	$1,421,959
Wayne A. Stevens	Severance (3)	---	$1,109,566
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (5)	$ 312,512	$ 312,512
	Executive Deferral Plan (6)(7)	---	$ 75,408
	Health & Welfare Benefits (8)	---	$ 33,494

	Totals	$ 312,512	$1,530,980
Breck W. Tyler	Severance (3)	---	$1,019,654
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (5)	$ 261,610	$ 261,610
	Executive Deferral Plan (6)(7)	---	$ 135,853
	Health & Welfare Benefits (8)	---	$ 37,485

	Totals	$ 261,610	$1,454,602

(1)	Mr. Host’s employment agreement and the other NEOs’ change in control agreements provide for change in control benefits on a “best net” approach, under which the executive’s change in control benefits will be reduced to avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code only if such a reduction would cause the executive to receive more after-tax compensation than without a reduction. The amounts shown in this column do not reflect any reduction that might be made in this regard.
(2)	If during the term of his employment agreement, Mr. Host’s employment is terminated due to disability or if he dies, he or his designated beneficiary, spouse or estate will be entitled to a lump sum payment of a time-weighted pro-rata share of his annual bonus target amount for that year ($521,220 for 2016), in addition to accrued but unpaid compensation to date of termination.
(3)	The executive must sign a general release in order to be entitled to receive these amounts. In the case of the NEOs other than Mr. Host, Trustmark has the right to retain these amounts if the executive breaches the confidentiality, non-solicitation or non-competition covenants contained in the executive’s change in control agreement.
(4)	Payments pursuant to Mr. Host’s employment agreement in consideration of covenants relating to confidentiality and two-year non-solicitation and non-competition commitments, with one-half of the payment paid in 12 equal monthly installments and one-half paid in a lump sum.
(5)

Upon a change in control without termination of employment, or upon death or disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark not for cause or termination by the executive for good reason if provided in the executive’s employment agreement, the executive is entitled to accelerated vesting of a pro-rata portion of his unvested restricted stock and restricted stock units (plus accumulated dividends attributable to the shares of restricted stock vesting), based on actual service in the case of time-based restricted stock and actual service and actual performance in the case of performance-based restricted stock and restricted stock units (but including 100% of any excess shares previously issued for completed performance periods). The value of the restricted stock and restricted stock units upon vesting is based on the closing market price per share of $35.65 as of December 31, 2016, plus the amount of accumulated cash dividends attributable to the shares of restricted stock vesting.

(6)	Upon death, an incremental pre-retirement death benefit may be payable to the executive’s beneficiary under the Executive Deferral Plan.
(7)	Upon termination within three years following a change in control, the executive is entitled to accelerated vesting of a portion of his unvested benefit under the Executive Deferral Plan by adding up to five years of service to the executive’s service under the plan. The incremental benefit amount shown in this column is equal to the present value of the amount of the benefit for which vesting would have been accelerated in connection with such a termination as of December 31, 2016. The actuarial assumptions used to calculate the incremental benefit are the same as the assumptions in the “Pension Benefits for 2016” table using a 3.71% rate for present value computations. Messrs. Host and Dewey were already fully vested as of December 31, 2016, and would not have received any incremental benefits from this provision. Messrs. Greer, Stevens and Tyler each would have received the incremental benefits shown in the table in connection with the unvested portions of the 2013 increase in their annual retirement benefit.
(8)	Mr. Host is entitled to 24 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination if his employment is terminated by Trustmark without cause or if he resigns for good reason, and 36 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination upon such events in the case of a change in control. The other NEOs are entitled to 18 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination if within two years after a change in control the executive’s employment is terminated by Trustmark other than due to death, disability or for cause or if he resigns for good reason.

Human Resources Committee Report

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, the Human Resources Committee, as listed below, recommended to the Audit and Finance Committee, acting on behalf of the Board, that the Compensation Discussion and Analysis be included in this proxy statement.

John M. McCullouch (Chairman)	Richard H. Puckett

Adolphus B. Baker	R. Michael Summerford

Daniel A. Grafton

Human Resources Committee Interlocks and Insider Participation

The following directors served on Trustmark’s Human Resources Committee during 2016: John M. McCullouch (Chairman), Adolphus B. Baker, Daniel A. Grafton and R. Michael Summerford. No current or former executive officer or associate of Trustmark or any of its subsidiaries currently serves or has served as a member of the Human Resources Committee or has been involved in any related party transaction as discussed in the section beginning on page 43.

Employment and Change of Control Agreements with NEOs

Employment Agreement with Mr. Host. In connection with his election as President and CEO of Trustmark Corporation and the Bank, Trustmark and Mr. Host entered into a new employment agreement, effective January 1, 2011 (the Agreement) to replace his prior 2007 agreement. If not terminated earlier, Mr. Host’s employment under the Agreement will automatically terminate upon his retirement on December 31, 2019, the year he turns 65. Either Trustmark or Mr. Host may terminate Mr. Host’s employment with 30 days’ notice, except that no prior notice is required in the case of termination for Cause.

Mr. Host is guaranteed a minimum base salary of $550,000 annually, subject to annual review. Recognizing the need to be flexible in the current economic environment, the Agreement provides that Mr. Host’s base salary may be reduced below $550,000, with his consent, if Trustmark reduces the base salaries of other senior executives.

Mr. Host is eligible to earn an annual cash bonus, with a bonus target amount of 70% of his base salary. Mr. Host is also eligible to receive equity compensation awards on such basis as the Committee determines and is eligible to participate in any benefit plans or programs that are offered to senior executives generally.

On any cessation of employment, Mr. Host will be entitled to his earned but unpaid base salary and annual bonus and, except in the case of termination for Cause, any accrued vacation (earned compensation). Mr. Host will be entitled to additional severance benefits in the event his employment ends as a result of his death or disability, or in the event his employment is terminated by Trustmark without Cause whether in connection with a change in control of Trustmark or not, or in the event Mr. Host resigns for Good Reason whether in connection with a change in control of Trustmark or not.

Under the Agreement, Mr. Host is subject to standard confidentiality, non-solicitation and non-competition obligations during the term of the Agreement and for two years after his employment ends. As partial consideration for these obligations after his employment ends, if Mr. Host’s employment is terminated by Trustmark without Cause or if he resigns for Good Reason, he will be entitled to payments equal to two times the sum of (i) his annual base salary, and (ii) the average of his annual bonuses earned for the three years prior to the end of his employment (the Covenant Payments), with one-half of the Covenant Payments paid in 12 equal monthly installments commencing 60 days after termination and one-half paid in a lump sum 60 days after termination.

If Mr. Host’s employment is terminated by Trustmark without Cause or he resigns for Good Reason, in each case within two years after a change in control, he will be entitled to the following benefits in addition to the Covenant Payments and earned compensation: (i) a lump sum payment equal to one times his base salary and the average of his annual bonuses earned for the three years prior to the change in control, (ii) thirty-six months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination, and (iii) accelerated vesting of any unvested stock options.

If Mr. Host’s employment is terminated by Trustmark without Cause or he resigns for Good Reason where he is not entitled to such change in control enhanced severance benefits, he will be entitled to twenty-four months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination, in addition to the Covenant Payments and earned compensation.

If Mr. Host’s employment is terminated due to disability or if he dies during the term, he or his designated beneficiary, spouse or estate will be entitled to a lump sum payment of his earned compensation plus a time-weighted pro-rata share of his annual bonus target amount for that year.

In certain cases, some or all of the payments and benefits provided on termination of employment may be delayed for six months following termination to comply with the requirements of Section 409A of the Internal Revenue Code. Any payment required to be delayed would be paid at the end of the six-month period in a lump sum, with any payments due after the six-month period being paid at the normal payment date provided for under the Agreement. In the case of benefits that are delayed, Mr. Host would pay the cost of benefit coverage during the six-month delay period and then be reimbursed by the Company at the end of the six-month period.

The Agreement includes a clawback provision that will permit Trustmark to recover certain incentive-based compensation as required by federal law and as determined by the Committee.

For purposes of this agreement, “Cause” means (i) commission of an act of personal dishonesty, embezzlement or fraud, (ii) misuse of alcohol or drugs, (iii) failure to pay any obligation owed to Trustmark or any affiliate, (iv) breach of a fiduciary duty or deliberate disregard of any rule of Trustmark or any affiliate, (v) commission of an act of willful misconduct or the intentional failure to perform stated duties, (vi) willful violation of any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order, (vii) unauthorized disclosure of any confidential information of Trustmark or any affiliate or engaging in any conduct constituting unfair competition or inducing any customer of Trustmark or any affiliate to breach a contract with Trustmark or any affiliate, (viii) conviction of, or entry of a guilty plea or plea of no contest to, any felony or misdemeanor involving moral turpitude, (ix) continual failure to perform substantially his duties and responsibilities (other than any such failure resulting from incapacity due to disability) after a written demand for substantial performance is delivered which specifically identifies the manner in which he has not substantially performed his duties and responsibilities, (x) violation in any material respect of Trustmark’s policies or procedures, including the Code of Ethics, or (xi) conduct that has resulted, or if it became known by any regulatory or governmental agency or the public is reasonably likely to result, in the good faith judgment of the Board, in material injury to Trustmark, whether monetary, reputational or otherwise.

For purposes of the Agreement, “Good Reason” means (i) a demotion in status, title or position or the assignment of the person to duties or responsibilities which are materially inconsistent with such status, title or position, (ii) a material breach of the agreement by Trustmark, or (iii) a relocation of Trustmark’s offices to a location more than fifty miles outside of Jackson, Mississippi, without the executive’s consent.

For purposes of the Agreement, “change in control” means (i) the acquisition by any person of the power to vote, or the acquisition of, more than 20% ownership of Trustmark’s voting stock, (ii) the acquisition by any person of control over the election of a majority of the Board, (iii) the acquisition by any person or by persons acting as a “group” for securities law purposes of a controlling influence over Trustmark’s management or policies, or (iv) during any two year period, a more than one-third change in the Board (Existing Board), treating any persons approved by a vote of at least two-thirds of the Existing Board as ongoing members of the Existing Board. However, in the case of (i), (ii), and (iii), ownership or control of Trustmark’s voting stock by a company-sponsored or a company subsidiary-sponsored employee benefit plan will not constitute a change in control.

The amounts which would have been payable to Mr. Host assuming a termination event on December 31, 2016, are addressed in the “Potential Payments Upon Termination or Change in Control” table beginning on page 37.

The above is a summary of the material terms and provisions of the Agreement. For the complete Agreement, including the exact definitions of the defined terms used therein, refer to the copy of the Agreement that has been filed with the SEC on September 14, 2010 as Exhibit 10-z to Trustmark’s Current Report on Form 8-K, and is incorporated by reference into this proxy statement.

Change in Control Agreements with Other NEOs. In February 2014, upon the recommendation of the Committee and approval of the Board, Trustmark entered into identical change in control agreements with each of the NEOs (each a CIC Agreement), other than Mr. Host whose employment agreement already provides change in control benefits. Under the CIC Agreement, if the executive’s employment is terminated by Trustmark other than due to death or disability or for Cause or he resigns for Good Reason, in each case within two years after a change in control, he will be entitled to the following benefits in addition to any previously earned compensation: (i) a lump sum payment within 60 days after termination equal to two times the sum of his base salary in effect immediately prior to the change in control and the average of his annual bonuses earned for the two years prior to the year in which the change in control occurs (the CIC Severance Benefit), and (ii) eighteen months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination (the CIC Continuing Benefit). Each CIC Agreement includes standard confidentiality obligations during and after the executive’s employment. In addition, each CIC Agreement includes standard non-solicitation and non-competition obligations during the executive’s employment and for twelve months after the executive’s employment ends when the executive is eligible to receive the CIC Severance Benefit. Each CIC Agreement also provides that Trustmark may retain the CIC Severance Benefit if the executive violates the confidentiality, non-solicitation or non-competition obligation. Each executive is required to sign a release agreement with Trustmark prior to receiving the CIC Severance Benefit and the CIC Continuing Benefit after termination.

For purposes of the CIC Agreements, “Cause” and “change in control” have substantially the same meanings as in Mr. Host’s employment agreement, and “Good Reason” means (i) a material diminution in the executive’s authority, duties or responsibilities, (ii) a material diminution in the executive’s base compensation, (iii) a material breach of the agreement by Trustmark, or (iv) a relocation of Trustmark’s offices to a location more than fifty miles outside of Jackson, Mississippi, provided such relocation is considered a material change in the location where the executive must perform services.

The amounts which would have been payable to the NEOs under the CIC Agreements assuming a change in control and termination event on December 31, 2016, are addressed in the “Potential Payments Upon Termination or Change in Control” table beginning on page 37.

The above is a summary of the material terms and provisions of the CIC Agreements. For a complete CIC Agreement, including the exact definitions of the defined terms used therein, refer to the form of CIC Agreement that has been filed with the SEC on February 7, 2014 as Exhibit 10-ad to Trustmark’s Form 8-K Current Report, and is incorporated by reference into this proxy statement.

PROPOSAL 2:   ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that Trustmark’s shareholders have the opportunity to provide an advisory vote to approve Trustmark’s executive compensation as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. Accordingly, Trustmark’s shareholders are hereby given the opportunity to cast an advisory vote to approve or not approve the compensation of Trustmark’s named executive officers as described above, by voting for or against this proposal.

The Human Resources Committee and Board have designed Trustmark’s executive compensation to recruit, retain and motivate employees who play a significant role in the organization’s current and future success. Trustmark, through the Human Resources Committee, the Board and the contributions of an outside compensation consultant, structures executive compensation to motivate these employees to maximize shareholder value by achieving performance goals while limiting risk appropriately and maintaining the safety and soundness of the organization. For a full description of these executive compensation practices, please see the description provided under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” and the tabular disclosures of NEO compensation and related disclosures that follow.

This proposal gives you as a stockholder the opportunity to vote for or against the following resolution: “RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to Trustmark’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion disclosed in this proxy statement on pages 17 to 38.”

Trustmark believes that its executive compensation and compensation practices and policies are reasonable in comparison to its peer group, are focused on pay-for-performance principles, are strongly aligned with the long-term interest of shareholders and are necessary to attract and retain experienced, highly-qualified executives important to Trustmark’s long-term success and the enhancement of shareholder value. The Board believes that Trustmark’s executive compensation achieves these objectives, and, therefore, recommends that shareholders vote “for” the proposal.

Because this vote is advisory, it will not be binding on the Board and will not be construed as overruling any decision made by the Board. The Human Resources Committee and the Board will take into account the outcome of this advisory vote when considering future executive compensation arrangements, but they are not required to do so.

The Board recommends that shareholders vote “for” this proposal to provide advisory approval of Trustmark’s executive compensation.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also requires that Trustmark’s shareholders have the opportunity to recommend how frequently Trustmark should provide an advisory vote on Trustmark’s executive compensation, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2 above. By voting on this proposal, shareholders may indicate whether they would prefer that the advisory vote on Trustmark’s executive compensation occur every one, two or three years.

After careful consideration, the Board has determined that an advisory vote on Trustmark’s executive compensation that occurs every year is the most appropriate alternative for Trustmark, and therefore the Board recommends that shareholders vote for a one-year frequency for the advisory vote on Trustmark’s executive compensation.

In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow shareholders to provide Trustmark with their direct input on Trustmark’s executive compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with Trustmark’s policy of seeking input from, and engaging in discussions with, shareholders on corporate governance matters and executive compensation.

Shareholders are presented with four choices for the frequency of the advisory vote on executive compensation: (1) every one year, (2) every two years, (3) every three years or (4) abstain. Shareholders are not voting on the approval or disapproval of the Board’s frequency recommendation. The option of one year, two years or three years that receives the highest number of votes cast by the shareholders will be the frequency for the advisory vote on executive compensation that has been recommended by the shareholders. The Board will take into account the outcome of the vote when considering how frequently to provide an advisory vote on executive compensation in the future. However, because this vote is advisory and not binding on the Board or Trustmark, the Board may decide that it is in the best interests of Trustmark and its shareholders to select a frequency of advisory vote on executive compensation that differs from the option that receives the highest number of votes from shareholders.

The Board recommends that shareholders vote for a frequency of “one year” for advisory votes on Trustmark’s executive compensation.

PROPOSAL 4:   RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

Trustmark has engaged Crowe Horwath as its independent auditor since December 21, 2015, and the Audit and Finance Committee reaffirmed Crowe Horwath’s engagement as the independent auditor for the fiscal year ending December 31, 2017. The Board recommends that shareholders vote in favor of ratifying the selection of Crowe Horwath. If shareholders do not ratify the selection of Crowe Horwath, the Audit and Finance Committee will consider a change in independent auditor for the next year.

The Audit and Finance Committee is responsible for approving the compensation paid to Crowe Horwath as Trustmark’s independent auditor. In order to assure continuing auditor independence, the Audit and Finance Committee periodically considers whether there should be regular rotation of the independent auditing firm. The members of the Audit and Finance Committee and the Board believe that continued retention of Crowe Horwath to serve as Trustmark’s independent auditor is in the best interest of Trustmark and its shareholders.

Representatives of Crowe Horwath are expected to be present at the annual meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions during the period generally allotted for questions at the meeting.

Change in Independent Auditor

KPMG LLP (KPMG) served as Trustmark’s independent auditor from April 29, 2002 through the fiscal year ended December 31, 2015.

As described above, the Audit and Finance Committee periodically considers whether there should be regular rotation of the independent auditing firm and determined to engage in a competitive process to review the appointment of Trustmark’s independent auditor for the 2016 fiscal year. Following this process and careful deliberation, the Audit and Finance Committee notified KPMG on December 16, 2015 that it had determined to dismiss KPMG as independent auditor, effective as of the date of the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2015. On December 21, 2015, based on the recommendation of the Audit and Finance Committee, Trustmark engaged Crowe Horwath as its independent auditor for the fiscal year ending December 31, 2016.

Neither of KPMG’s audit reports on Trustmark’s consolidated financial statements for the fiscal years ended December 31, 2015 and 2014 contained an adverse opinion or a disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope or accounting principles. Neither of KPMG’s audit reports on the effectiveness of internal control over financial reporting as of December 31, 2015 and 2014 contained an adverse opinion or disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope or accounting principles.

During Trustmark’s fiscal years ended December 31, 2015 and 2014, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter in connection with their reports on Trustmark’s consolidated financial statements for such years; and (ii) there were no reportable events, within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

During Trustmark’s fiscal years ended December 31, 2014 and through December 21, 2015, neither Trustmark, nor any party on behalf of Trustmark, consulted with Crowe Horwath with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered on Trustmark’s consolidated financial statements, and no written report or oral advice was provided to Trustmark that Crowe Horwath concluded was an important factor considered by Trustmark in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

The Board recommends that shareholders vote “for” ratification of the selection of Crowe Horwath as Trustmark’s independent auditor.

AUDIT AND FINANCE COMMITTEE REPORT

Trustmark’s Audit and Finance Committee, which conducts the usual and necessary activities in connection with the audit functions of Trustmark, held five meetings during 2016. The Committee reviewed and discussed with management and Crowe Horwath the consolidated audited financial statements as of and for the three years ended December 31, 2016. The Committee also discussed with Crowe Horwath the matters required to be discussed under the auditing standards of the Public Company Accounting Oversight Board (PCAOB), including Auditing Standard No. 1301. The Committee received the written disclosures and the letter from Crowe Horwath required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, and discussed the independence of Crowe Horwath. Based on this review, the Committee recommended to the Board that the consolidated audited financial statements be included in Trustmark’s Annual Report on Form 10-K for the year ended December 31, 2016.

All of the following members of Trustmark’s Audit and Finance Committee are independent directors as defined by NASDAQ Listing Rules:

Tracy T. Conerly (Chair)	R. Michael Summerford
Harris V. Morrissette	LeRoy G. Walker, Jr.

The Board has determined that Tracy T. Conerly and R. Michael Summerford each qualify as an audit committee financial expert pursuant to the requirements of the SEC.

Principal Accountant Fees

The following table presents the fees for professional audit services rendered by Crowe Horwath and KPMG, respectively, for the audit of Trustmark’s consolidated financial statements for the fiscal years ended December 31, 2016, and December 31, 2015, and fees billed for other services rendered by Crowe Horwath and KPMG, respectively, during those periods. All services reflected below for 2016 and 2015 were pre-approved in accordance with the policy of the Audit and Finance Committee. Information related to audit fees for 2016 includes amounts billed through December 31, 2016, and additional amounts estimated to be billed for the 2016 period for audit services rendered.

	Year	Audit Fees (1)	Audit-Related Fees (2)	All Other Fees (3)	Total
Crowe Horwath	2016	$ 825,000	$ 184,138	---	$ 1,009,138
	2015	---	---	---	---
KPMG	2016	---	$ 150,000	$ 69,398	$ 219,398
	2015	$ 1,150,000	$ 130,000	---	$ 1,280,000

(1)  Audit fees include fees for professional services in connection with the audit of Trustmark’s consolidated financial statements, audit of internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services provided in connection with statutory and regulatory filings.

(2)  In 2016 and 2015, audit-related fees included fees for professional services in connection with other various assurance services.

(3)  Crowe Horwath did not provide tax services to Trustmark in 2016 or 2015. KPMG did not provide tax services to Trustmark in 2015.

Pre-Approval Policy

The Audit and Finance Committee has adopted a policy that sets forth guidelines and procedures for the pre-approval of services to be performed by the independent auditor, as well as the fees associated with those services. Annually, the Committee reviews and establishes the types of services and fee levels to be provided by the independent auditor. Any additional services or fees in excess of the approved amounts require specific pre-approval by the Committee. The Committee has delegated to its Chairman the authority to evaluate and approve services and fees in the event that pre-approval is required between meetings. If the Chairman grants such approval, he will report that approval to the full Committee at its next meeting. Non-audit services, prohibited by the SEC, are likewise prohibited under the Committee’s pre-approval policy.

RELATED PARTY TRANSACTIONS

This section provides information regarding certain transactions between Trustmark and its subsidiaries and certain of our directors and officers.

The Bank has made loans to directors, executive officers and principal shareholders and their related interests in 2016 and in prior years and continues to do so in 2017. Such loans were made in the course of ordinary business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features. Loan transactions with directors, executive officers and principal shareholders and their related interests are approved by the Board as part of the Bank’s loan review policy under Regulation O.

The Bank made a payment of approximately $275,000 in 2016 to Bloomfield Equities, LLC, for the naming rights to the Mississippi Braves AA Baseball Stadium, known as “Trustmark Park.” Ninety percent (90%) of Bloomfield Equities, LLC, is owned indirectly by Trustmark director William G. Yates III and his family through Spectrum Capital, LLC, which is owned thirty-three percent (33%) by Mr. Yates III and sixty-seven percent (67%) by his family and a family trust. The dollar value of Mr. Yates III’s interest in the transaction was approximately $81,751. The collective dollar value of this transaction to the Yates family was approximately $247,500. The Bank expects to make a payment of $275,000 in 2017 to Bloomfield Equities, LLC, for naming rights to Trustmark Park. The specific dollar value of Mr. Yates III’s interest in the 2017 transaction is not known at this time.

In addition, Trustmark purchased a $17,000 sponsorship from Spectrum Events, LLC, for college baseball games played at Trustmark Park in 2016. Spectrum Events, LLC is wholly owned by Spectrum Capital, LLC. The dollar value of Mr. Yates III’s interest in these transactions is approximately $5,610. The collective dollar value of these transactions to the Yates family is approximately $17,000. Trustmark expects to pay a $17,000 sponsorship to Spectrum Events, LLC, for college baseball games played at Trustmark Park in 2017.

In addition, during 2016 Trustmark paid Bloomfield Holdings, LLC $80,000 for, among other things, exclusive banking rights at the Outlets of Mississippi, which is owned by Bloomfield Holdings, LLC. Ninety percent (90%) of Bloomfield Holdings, LLC is owned indirectly by Spectrum Capital, LLC. The dollar value of Mr. Yates III’s interest in the transaction was approximately $26,667. The collective dollar value of this transaction to the Yates family was approximately $80,000. Under this arrangement, Trustmark will also pay Bloomfield Holdings, LLC $60,000 for, among other things, exclusive banking rights at the Outlets of Mississippi in 2017.

During 2013, in connection with the New Markets Tax Credit Program, the Bank purchased $4,350,000 of state and federal tax credits for $2,757,000 through two entities in each of which the Bank holds a 99.99% interest. The federal tax credit, which totaled $1,950,000, was allocated to this transaction by SCC Sub-CDE 2, LLC (SCC Sub), a subsidiary of Southern Community Capital, LLC (SCC), which in turn was allocated the federal tax credit by SCC, a subsidiary of the Bank. SCC owns 0.01% of SCC Sub, with a managing member distribution for that percentage paid back to SCC on a quarterly basis. Of the Bank’s $2,757,000 investment, $2,047,040 was ultimately loaned to Bloomfield Holdings, LLC by SCC Sub in connection with a qualifying real estate development project. The loan by SCC Sub to Bloomfield Holdings, LLC has an annual interest rate of 1.00% and a term of 30 years. The dollar value of Mr. Yates III’s interest in the Bank’s investment was approximately $684,659. The collective dollar value to the Yates family of the Bank’s investment is approximately $2,053,977.

During 2016, W. G. Yates & Sons Construction Company (WGY&S), which is wholly-owned by Mr. Yates III and his family, and for which Mr. Yates III serves as President and CEO, and certain of its wholly-owned subsidiaries and affiliates paid premiums for employee benefits insurance policies to third party insurance companies. Fisher Brown Bottrell Insurance, Inc. (Fisher Brown Bottrell), a subsidiary of the Bank, received commissions of approximately $1.4 million from such insurance companies for placing these policies. Trustmark believes the premiums and the terms of the insurance policies are no more favorable than could be obtained from a nonrelated party in an arm’s length transaction. Fisher Brown Bottrell continues to serve as insurance agent for these policies for WGY&S in 2017. The dollar value of Mr. Yates III’s interest in this transaction is not known at this time. In addition, during 2016 WGY&S and certain of its subsidiaries and affiliates paid Trustmark National Bank an aggregate of $415,000 in fees for trust and investment management services. Trustmark believes these fees are no more favorable than could be obtained from a nonrelated party in an arm’s length transaction. Trustmark National Bank continues to provide these services for WGY&S in 2017. The dollar value of Mr. Yates III’s interest in this transaction is not known at this time.

Trustmark’s Audit and Finance Committee has adopted and manages a written policy that governs the review, approval or ratification of related party transactions. For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship (or a series of similar transactions, arrangements or relationships) in which Trustmark is, or will be, a participant and in which a “related party” has a direct or indirect material interest where the aggregate amount involved exceeds $120,000. A “related party” is (i) an executive officer, director or nominee for director of Trustmark, (ii) a shareholder owning in excess of 5% of Trustmark’s outstanding equity securities, (iii) a person who is an immediate family member of someone listed in (i) or (ii), or (iv) an entity (a) which is controlled by someone listed in (i), (ii) or (iii), (b) in which someone listed in (i), (ii) or (iii) above owns 5% or more of the outstanding equity securities, or (c) of which someone listed in (i), (ii) or (iii) is an executive officer or general partner.

The policy provides that any related party transaction must be reported to the General Counsel and may be consummated or may continue only if the Audit and Finance Committee determines that, under all of the circumstances, the transaction is not inconsistent with the best interests of Trustmark. Generally, a transaction that is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party will be presumed to not be inconsistent with the best interests of Trustmark. Certain categories of transactions are deemed to be pre-approved by the Audit and Finance Committee and do not require separate approval. These include, among other things, compensation or benefits arrangements approved by the Human Resources Committee and extensions of credit made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, of those prevailing at the time for comparable loans with persons not related to the Trustmark and not presenting more than the normal risk of collectability or other unfavorable features.

The Audit and Finance Committee, and/or the Executive Committee in the case of the Bloomfield Holdings, LLC transactions, considered and approved the 2015, 2016 and 2017 payments, as applicable, to Bloomfield Equities, LLC, Spectrum Events, LLC, and Bloomfield Holdings, LLC, and, therefore, to Mr. Yates III, as well as the business relationships between Fisher Brown Bottrell, Trustmark National Bank and WGY&S and certain of its subsidiaries and affiliates.

PROPOSALS OF SHAREHOLDERS

Shareholders may submit proposals to be considered at the 2018 Annual Meeting of Shareholders if they do so in accordance with Trustmark’s bylaws and applicable regulations of the SEC. In accordance with Trustmark’s bylaws as more fully described under “Corporate Governance -- Nomination of Directors” on page 7, any shareholder intending to nominate a candidate for election to the Board at Trustmark’s 2018 Annual Meeting of Shareholders must submit notice to the Secretary of Trustmark no earlier than December 13, 2017 and no later than January 12, 2018. Any shareholder intending to propose a matter for consideration at Trustmark’s 2018 Annual Meeting of Shareholders (other than a director nomination) must submit such proposal in writing to the Secretary of Trustmark no later than January 27, 2018; however, in order to be considered for inclusion in Trustmark’s proxy statement for the 2018 Annual Meeting of Shareholders, the proposal must meet the requirements of SEC Rule 14a-8 and be submitted to the Secretary of Trustmark no later than November 13, 2017. In addition, the proxy solicited by the Board for the 2018 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting if Trustmark has not received notice of such proposal by January  27, 2018.

AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on Tuesday, April 25, 2017:

This proxy statement, a form of the proxy card and Trustmark’s 2016 Annual Report to Shareholders are available at www.trustmark.com under Investor Relations/Annual Meeting of Shareholders.

As permitted by rules adopted by the SEC, Trustmark is furnishing these proxy materials over the Internet to most shareholders. Those shareholders will not receive printed copies of these documents, and instead will receive a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet. The Notice of Internet Availability also contains instructions on how each of those shareholders can request a printed copy of the proxy materials including this proxy statement, a proxy card and Trustmark’s 2016 Annual Report to Shareholders. Shareholders who do not receive a Notice of Internet Availability will receive a printed copy of the proxy materials by mail.

P.O. BOX 291 JACKSON, MS 39205-0291

VOTE BY INTERNET - www.proxyvote.com

Shareholders may use the Internet to transmit their voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. To vote online, have the proxy card in hand, access the website above and follow the instructions given.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Trustmark Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL

Shareholders should mark, sign and date their proxy card and return it in the postage-paid envelope provided or return it to Trustmark Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF YOU ARE NOT VOTING BY INTERNET, TO VOTE, MARK BLOCKS BELOW IN
BLUE OR BLACK INK AS FOLLOWS:	E19315-P86702	KEEP THIS PORTION FOR YOUR RECORDS

– – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – –

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TRUSTMARK CORPORATION Items of Business	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends a vote FOR all nominees listed, FOR Proposals 2 and 4 and for a frequency of 1 YEAR for Proposal 3:	☐	☐	☐

1. Election of Directors - To elect a board of fourteen directors to hold office for the ensuing year or until their successors are elected and qualified.
Nominees:	1 Year	2 Years	3 Years	Abstain
01) Adolphus B. Baker 02) William A. Brown 03) James N. Compton 04) Tracy T. Conerly 05) Toni D. Cooley 06) J. Clay Hays, Jr., M.D. 07) Gerard R. Host	08) John M. McCullouch 09) Harris V. Morrissette 10) Richard H. Puckett 11) R. Michael Summerford 12) Harry M. Walker 13) LeRoy G. Walker, Jr. 14) William G. Yates III	3. To provide an advisory vote on the frequency of advisory votes on Trustmark’s executive compensation.	☐	☐	☐	☐

For	Against	Abstain
4. To ratify the selection of Crowe Horwath LLP as Trustmark’s independent auditor for the fiscal year ending December 31, 2017.	☐	☐	☐
For	Against	Abstain
2. To provide advisory approval of Trustmark’s executive compensation.	☐	☐	☐	5. To transact such other business as may properly come before the meeting.

Please indicate if you plan to attend this meeting.	☐	☐
Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2016 Annual Report to Shareholders are available at

www.trustmark.com under Investor Relations/Annual Meeting of Shareholders.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

E19316-P86702

TRUSTMARK CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

APRIL 25, 2017

The shareholder(s) hereby appoint(s) R. Michael Summerford and Tracy T. Conerly, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Trustmark Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at the Trustmark Conference Center, Mississippi Sports Hall of Fame, 1152 Lakeland Drive, Jackson, Mississippi 39216 on Tuesday, April 25, 2017, at 2:00 p.m. Central Time.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, “FOR” ADVISORY APPROVAL OF TRUSTMARK’S EXECUTIVE COMPENSATION, FOR A FREQUENCY OF “1 YEAR” FOR ADVISORY VOTES ON TRUSTMARK’S EXECUTIVE COMPENSATION AND “FOR” RATIFICATION OF THE SELECTION OF CROWE HORWATH LLP AS INDEPENDENT AUDITOR.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR

VOTE BY INTERNET (SEE REVERSE SIDE FOR MORE INFORMATION).

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

V.1.1